The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-98267

Subject to Completion. Dated January 10, 2003.
Prospectus Supplement to Prospectus dated November 27, 2002.

$275,000,000

STATE STREET CAPITAL TRUST II Floating Rate Medium Term Capital Securities (Liquidation Amount $1,000 per Capital Security) Fully and Unconditionally Guaranteed By State Street Corporation

A brief description of the capital securities can be found under “Prospectus Supplement Summary” in this prospectus supplement.

Under separate prospectus supplements, State Street Corporation is concurrently offering 6,220,000 shares of its common stock, plus up to 933,000 additional shares if the underwriters for that offering exercise their option to purchase additional shares, and $275 million aggregate stated amount of SPACESSM*, which are equity security units, plus up to $41.25 million additional aggregate stated amount of SPACES if the underwriters for that offering exercise their option to purchase additional SPACES. This offering and the SPACES offering are contingent upon each other as well as upon the common stock offering.

See “Risk Factors” beginning on page S-15 to read about certain factors you should consider before buying the capital securities.

These securities are not deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Capital Security		Total
Initial public offering price (1)		$	$
Underwriting commissions (2)	$		$
Proceeds to State Street Capital Trust II	$		$

(1)	Plus accrued distributions, if any, from January , 2003.
(2)
Because State Street Capital Trust II will use all of the proceeds from the sale of the capital securities to purchase junior subordinated debentures of State Street Corporation, State Street Corporation will pay all underwriting commissions.

To the extent that the underwriters sell more than $275 million aggregate liquidation amount of capital securities, within 30 days from the date of this prospectus supplement, the underwriters have the option to purchase up to an additional $41.25 million aggregate liquidation amount of capital securities from us at the initial public offering price.

The underwriters expect to deliver the capital securities against payment in New York, New York on January     , 2003.

*SPACES is a service mark of Goldman, Sachs & Co. and is the subject of a pending patent application. All rights reserved.

Goldman, Sachs & Co.
Credit Suisse First Boston
Merrill Lynch & Co.
Morgan Stanley
Salomon Smith Barney

Prospectus Supplement dated January     , 2003

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the capital securities and the accompanying prospectus contains information about our securities generally, some of which does not apply to the capital securities. This prospectus supplement may add, update or change information in the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control.

In this prospectus supplement, “we,” “our,” “ours” and “us” refer to State Street Corporation unless the context otherwise requires.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the capital securities. You should read the entire prospectus supplement, including the “Risk Factors” section, the accompanying prospectus and the documents incorporated by reference, which are described under “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

State Street Corporation

We are a financial holding company organized under the laws of the Commonwealth of Massachusetts. Through our subsidiaries, we provide a full range of products and services for sophisticated global investors.

We were organized in 1970 and conduct our business principally through our subsidiary, State Street Bank and Trust Company (State Street Bank), which traces its beginnings to the founding of the Union Bank in 1792. The charter under which State Street Bank now operates was authorized by a special act of the Massachusetts Legislature in 1891, and its present name was adopted in 1960.

With $6.2 trillion of assets under custody and $763 billion of assets under management at year-end 2002, we are a leading specialist in meeting the needs of sophisticated global investors. Our clients include mutual funds and other collective investment funds, corporate and public pension funds, investment managers and others.

We provide services from 28 offices in the United States, and from offices in Australia, Belgium, Canada, Cayman Islands, Chile, Czech Republic, France, Germany, Ireland, Japan, Luxembourg, Netherlands, Netherlands Antilles, New Zealand, People’s Republic of China, Singapore, South Korea, Switzerland, Taiwan, United Arab Emirates and the United Kingdom. Our executive offices are located at 225 Franklin Street, Boston, Massachusetts 02110 (telephone (617) 786-3000).

Our Business

We report two lines of business: investment servicing and investment management.

Investment Servicing

Our investment servicing business includes custody, accounting, daily pricing and administration, master trust and master custody, trustee and recordkeeping, foreign exchange, securities lending, deposit and short-term investment facilities, lease financing, investment manager operations outsourcing and performance, risk and compliance analytics to support institutional investors. We provide shareholder services, which include mutual fund and collective fund shareholder accounting, through 50%-owned affiliates, Boston Financial Data Services, Inc. and the International Financial Data Services group of companies.

We are the largest mutual fund custodian and accounting agent in the United States. We provide custody services for approximately 47% of registered U.S. mutual funds. We believe we are distinct from other mutual fund service providers because clients make extensive use of a number of related services, including accounting, daily pricing and fund administration. We provide mutual fund accounting and valuation services for more than four times the assets serviced by the next largest mutual fund accounting service provider. We calculate approximately 30% of the U.S. mutual fund prices that appear daily in The Wall Street Journal.

We provide master trust, master custody, securities lending and performance, risk and compliance analytics to corporate and public pension funds, other institutional retirement funds, insurance companies, foundations, endowments and corporate and public treasurers. These clients make extensive use of many other products and services, including securities lending, investment management and foreign exchange and equity trade execution. At 29% market share, we have a leading position in the market for servicing U.S. tax-exempt assets for corporate and public pension funds. Additionally, we provide trust and valuation services for over 3,600 daily-priced, unitized defined contribution accounts, making us a leader in this market.

Investment Management

Our investment management business offers a broad array of services for managing financial assets, including investment management, investment research and trading services for both institutions and individual investors worldwide. We offer these services through State Street Global Advisors® (SSgA®). SSgA is the sixth largest investment manager in the world based on assets under custody and the largest manager of tax-exempt (primarily pension) assets in the United States. SSgA offers a broad array of investment strategies, including passive, enhanced and active management using quantitative and fundamental methods for both U.S. and global equities and fixed income securities.

Recent Developments

2002 Financial Results

We recently announced that, for the full-year 2002, reported earnings per share were $3.10 and net income was $1.0 billion, on revenue of $4.4 billion. Results for the full-year include a net gain on the sale of our Corporate Trust business of $495 million, equal to $296 million after taxes, or $0.90 in diluted earnings per share. Excluding the gain, return on stockholders’ equity was 17.1% for the year.

For the full-year 2001, reported earnings per share were $1.90 and net income was $628 million, on revenue of $3.8 billion. Results for 2001 included both goodwill amortization expenses of $38 million, equal to $26 million after tax, or $0.08 per diluted share, and the write-off of our total investment in Bridge Information Systems, Inc. of $50 million, equal to $33 million after tax, or $0.10 per diluted share, which was recorded in the first quarter.

We prepare supplemental information adjusting reported results for significant transactions, and define the information as operating results. Operating results provide financial information on a comparable basis from period to period to assist stockholders and others in analyzing our financial results for ongoing businesses and operations. On an operating-results basis, consistent with prior presentations, for the full year, taxable-equivalent revenue was up $19 million, and net income was up 5%, or $32 million, from the prior year.

These operating results for 2002 exclude the net gain on the sale of our Corporate Trust business. Operating results for 2001 exclude both the goodwill amortization expenses and the write-off of our total investment in Bridge Information Systems, Inc. Operating results for both years also include fully-taxable equivalent adjustments.

Revenue for the full year, on an operating-results basis as defined above, was $4.0 billion, up $19 million from 2001. New business success drove the growth, substantially offset by the impact of lower equity market valuations, low currency volatility and a less-favorable interest-rate environment.

Servicing fees were up 4% for the year, to $1.7 billion. Management fees were up 2%, to $526 million. Strong new business success drove growth in both servicing fees and management fees, offsetting the impact of lower equity market valuations and lower securities lending revenue.

Foreign exchange trading revenue declined $68 million, to $300 million, reflecting low currency volatility. Brokerage fees rose $35 million, to $124 million, from a year ago, driven by significantly higher equity trading volumes. Securities gains of $76 million, up $33 million, reflected opportunities created by the low-interest rate environment.

Reported net interest revenue for 2002 was $979 million. On a taxable-equivalent operating-results basis, net interest revenue was $1.0 billion, a decline of $52 million from 2001. Lower yields on assets offset growth in the balance sheet and lower liability costs.

Operating expenses were $2.8 billion for the year. On a comparable basis, expenses were down $17 million, or 1%. Comparable expenses for 2001 exclude $38 million of goodwill amortization expenses. Lower other expenses, reflecting reduced professional services and advertising expenses, contributed to the decline in total expenses.

For further information about our 2002 financial results, see the earnings release in our Current Report on Form 8-K filed on January 10, 2003, which is incorporated by reference into the accompanying prospectus.

Completion of Sale of Corporate Trust Business

On December 31, 2002, we completed the sale of our Corporate Trust business to U.S. Bank, N.A., the lead bank of U.S. Bancorp. The after-tax gain on the sale, net of exit and other associated costs, totaled $296 million, or $0.90 in diluted earnings per share, and was recorded in the fourth quarter of 2002. The premium received at closing on the sale was $650 million. An additional $75 million was placed in escrow pending the successful transition of the business over the next 18 months. Exit and other associated costs were $155 million. As previously announced, the after-tax proceeds from this transaction will provide partial funding for the planned acquisition of substantial parts of Deutsche Bank’s Global Securities Services business. Accordingly, the impact of this transaction on our 2003 earnings is reflected in the estimates of dilution set forth below under “—Acquisition of Deutsche Bank’s Global Securities Services Business—Financial Effect.”

Acquisition of Deutsche Bank’s Global Securities Services Business

Overview

On November 5, 2002, we entered into a definitive agreement to acquire substantial portions of Deutsche Bank AG’s Global Securities Services business, which we refer to as the “Acquired Business.” The Acquired Business includes Deutsche Bank’s global custody, fund administration, securities lending, performance measurement and benefits payment businesses, and it operates in 92 markets throughout the world. It also includes U.K.- and U.S.-based domestic custody and securities clearing as well as certain specialized depository and fund administration services in Germany, Austria and Italy known as Depotbank services. The Acquired Business is one of Europe’s largest custodians and fund administrators, and one of the leading agency securities lenders in the world. As part of the acquisition, we will assume operations of the Acquired Business in several locations, including New York, Nashville, London, Frankfurt, Dublin, Edinburgh and Singapore. With approximately $2.2 trillion of assets under custody and approximately 3,200 employees worldwide as of August 31, 2002, the Acquired Business serves investment managers, private and public pension funds, insurance companies, and other investors throughout the world.

The Acquired Business had revenues of approximately €490 million for the eight-month period ended August 31, 2002. Approximately 25% of the Acquired Business’ total revenues during such period came from Deutsche Asset Management (DeAM), a division of Deutsche Bank. DeAM is the Acquired Business’ largest client and one of Europe’s largest asset managers. After the acquisition, DeAM will be one of our largest clients. At August 31, 2002, the assets managed by DeAM represented approximately $350 billion of the Acquired Business’ total assets under custody. At September 30, 2002, DeAM’s total assets under management were approximately $742 billion.

Transaction Terms

Under the terms of the definitive agreement, we will pay Deutsche Bank a purchase price premium of up to approximately $1.5 billion, subject to certain adjustments. These adjustments include a holdback from the purchase price of no less than approximately $263 million, reducing the initial payment made to Deutsche Bank at the closing of the acquisition to no more than approximately $1.2 billion. At closing, this holdback amount may be increased, thereby further reducing the initial payment at closing by an additional amount based upon a formula that takes into account estimated changes in annualized revenues of the Acquired Business prior to the closing (i.e., the amount held back will increase if the annualized revenues, determined in accordance with certain procedures described in the definitive agreement, decline below certain thresholds). After the closing of the acquisition, the holdback amount may be further adjusted based upon a similar formula in the event that the actual revenues, determined in accordance with certain procedures described in the definitive agreement, of the Acquired Business during the relevant pre-closing measurement period differ from the estimate of those revenues. The extent to which the adjusted holdback amount is subsequently paid to Deutsche Bank will be reduced based primarily on the extent to which (1) the annualized revenues for the six-month period ended June 30, 2002, generated by third-party clients of the Acquired Business who were clients of the Acquired Business prior to the closing of the transaction exceed (2) the annualized most recent quarterly revenues generated at the one-year anniversary of closing. The holdback is intended to protect us from client attrition and loss of revenue in the Acquired Business in the approximately one-year period following the closing. In addition to the premium, we will pay to Deutsche Bank at closing an amount, which we expect to be less than $25 million, with respect to primarily the fixed assets of the Acquired Business. After the closing, this amount will be adjusted based on the final determination of such assets of the Acquired Business at the closing date.

As part of the agreement, we expect to enter into 10-year contracts to provide global investment services to DeAM entities and their clients, subject to regulatory approval and DeAM’s fiduciary requirements. In general, in the event that some or all of the DeAM business is not transferred to us as of the closing, we will be permitted to withhold a portion of the purchase price attributable to that non-transferred business, to be released only after the business is transferred. These withheld amounts, if any, would be in addition to the holdback described above. On the fifth and eighth anniversaries of the various contracts, the fees charged will be adjusted upward or downward to match the then current market level of fees for such services. Individual DeAM entities and clients may terminate their contracts if we do not agree to reduce the fees to the then current market levels.

Under the terms of the agreement, we have the right to pay approximately $500 million of the purchase price of the Acquired Business by issuing our common stock to Deutsche Bank at an agreed-

upon price per share. We will not exercise this right if this offering is completed, but we intend to preserve our right to issue our common stock to Deutsche Bank until the completion of this offering.

We expect the acquisition to close in the first quarter of 2003, and at the earliest on January 31, 2003. The closing of the acquisition is subject to customary closing conditions, including U.S. and certain European regulatory approvals. If the closing conditions are not met in a timely manner, the closing of the acquisition may not occur in the timeframe that we expect and, while we believe it is highly unlikely, it is possible that the closing may not occur at all.

Strategic Rationale

The acquisition of the Acquired Business strengthens our position as a leader in Europe’s investment servicing market and significantly expands the size of our cross-border assets under custody. We believe that the acquisition provides us with significant opportunities to grow our global investment servicing business, particularly in Europe. In addition, we expect the acquisition to give us the opportunity to take advantage of considerable economies of scale. The sum of our assets under custody at September 30, 2002 and the assets under custody of the Acquired Business at August 31, 2002 is approximately $7.9 trillion. Although we do not expect to retain all of the custodial assets of the Acquired Business following the acquisition primarily as a result of client attrition, we nevertheless believe that following the closing we will have more assets under custody than any other custodian in the world.

Financial Effect

We expect the acquisition to be dilutive to our earnings per share by approximately $0.17 to $0.22 in 2003 (consisting of dilution of approximately $0.16 to $0.19 per share from restructuring costs associated with the acquisition and dilution of approximately $0.01 to $0.03 per share from operations and financing costs), and accretive by approximately $0.01 to $0.03 in 2004. We expect to record $90 to $110 million of pretax restructuring costs associated with the acquisition in 2003. Based on the annualized costs of the Acquired Business for the eight-month period ended August 31, 2002, we expect to achieve cumulative cost reductions in the Acquired Business of approximately $125 to $150 million in 2003, $175 to $225 million in 2004 and $225 to $300 million in 2005. We expect these cost reductions to be derived primarily from the migration of the Acquired Business’ operations and technology platforms to ours and from headcount reductions. To achieve the expected financial results of the acquisition, among other things we must achieve significant cost reductions and greater economies of scale by successfully integrating the Acquired Business into our operations and we must retain a substantial portion of the clients of the Acquired Business.

The Acquired Business includes a significant amount of client deposits. The average balance of these deposits, other than Depotbank deposits, for the six-month period ended June 30, 2002 was approximately $7 billion. Client deposits may fluctuate by substantial amounts in the normal course of business. During the transition period following the closing, we expect a substantial amount of these deposits to be transferred to our balance sheet in connection with the conversion of client accounts to our systems. The conversion process will take many months. Pending the transfer to our system of the related client accounts, we and Deutsche Bank have agreed that, starting at the closing of the acquisition, we will receive, through a revenue sharing agreement, a portion of the economic benefits associated with the related client deposits for so long as such deposits remain on Deutsche Bank’s balance sheet. Upon transfer to us, the client deposits are expected to replace other funding sources on our balance sheet.

In addition, Depotbank deposits, the average balance of which was approximately $7 billion for the six-month period ended June 30, 2002, will initially remain on Deutsche Bank’s balance sheet. The Depotbank deposits will also be subject to a revenue sharing agreement between Deutsche Bank and us while they remain on Deutsche Bank’s balance sheet, which will, in general, provide for some of the economic benefits of holding the deposits to be paid to us. We have agreed with Deutsche Bank that we will take the Depotbank deposits onto our balance sheet over time to the extent that either we receive client consents to the transfer under the underlying client contracts or the client accounts have been converted to our systems, in each case subject to compliance with local regulations, including deposit insurance requirements.

Integration and Client Retention

Integration of the Acquired Business into our existing operations and retention of a substantial portion of the Acquired Business’ current client base will be important to achieving the expected financial results of the acquisition. The conversion of client accounts to our systems will require, in most cases, client consents. We expect to obtain consents through contract renewal, replacement, or assignment, although we do expect some client attrition in the normal course of business. We expect to complete the integration of substantially all of the Acquired Business, other than the Depotbank business, within 24 months of closing. We expect to complete the integration of the Depotbank business within 36 months of closing. We have experience with complex business integrations and the challenge of retaining newly-acquired client relationships. Our recent experience with business integrations and client retention initiatives include those associated with our acquisition of Wachovia’s institutional trust and custody business, our appointment to provide Liberty Financial fund accounting, daily pricing and financial reporting for all of its fund management companies and our selection by Lloyds/Scottish Widows to provide custody, accounting, trustee and investment administration services for its entire range of life, pension and investment products. We have been successful in the past in retaining clients after completing acquisitions. Nevertheless, the scale, scope and nature of the integration and client retention efforts required as a result of the acquisition of the Acquired Business present a greater challenge than that presented by our previous efforts. We cannot assure you that the integration will take place on the expected schedule, that it will provide the cost savings and economies of scale we are currently expecting to achieve or that we will be able to retain a significant number of clients of the Acquired Business, any of which could adversely impact our expected financial results.

Summary Consolidated Financial Information

The table below presents summary consolidated financial information of State Street Corporation and its subsidiaries. The statement of income data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data as of December 31, 2000 and 2001 is derived from our audited consolidated financial statements incorporated by reference into the accompanying prospectus. The statement of income data for the years ended December 1997 and 1998 and the balance sheet data as of December 31, 1997, 1998 and 1999 is derived from our audited consolidated financial statements not incorporated by reference into the accompanying prospectus. We are also providing unaudited statement of income data and balance sheet data for the year ended and as of December 31, 2002.

The following consolidated financial information is only a summary. You should read it in conjunction with our consolidated financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2001, along with the earnings release in our Current Report on Form 8-K filed on January 10, 2003, which are incorporated by reference into the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Years Ended December 31,
Statement of Income Data:(1)(3)	1997	1998	1999	2000	2001	2002
(Dollars in millions, except per share data)						(unaudited)

Fee revenue:(2)
Servicing fees	$861	$1,043	$1,189	$1,447	$1,648	$1,716
Management fees	391	480	600	584	516	526
Foreign exchange trading	245	289	306	387	368	300
Brokerage fees	25	36	67	95	89	124
Processing fees and other	149	160	159	177	148	184

Total fee revenue	1,671	2,008	2,321	2,690	2,769	2,850
Net interest revenue:
Interest revenue	1,755	2,237	2,437	3,256	2,855	1,974
Interest expense	1,114	1,492	1,656	2,362	1,830	995

Net interest revenue	641	745	781	894	1,025	979
Provision for loan losses	16	17	14	9	10	4

Net interest revenue after provision for loan losses	625	728	767	885	1,015	975
Gains (losses) on the sales of available-for-sale investment securities, net	2	10	(45)	2	43	76
Gain on the sale of corporate trust business, net of exit and other associated costs	—	—	—	—	—	495
Gain on the sale of commercial banking business, net of exit and other associated costs	—	—	282	—	—	—

Total revenue	2,298	2,746	3,325	3,577	3,827	4,396
Operating expenses:(2)
Salaries and employee benefits	$973	$1,175	$1,313	$1,524	$1,663	$1,670
Information systems and communications	185	241	287	305	365	373
Transaction processing services	184	196	237	268	247	246
Occupancy	132	164	188	201	229	246
Other	260	313	332	373	393	306

Total operating expenses	1,734	2,089	2,357	2,671	2,897	2,841

Income before income taxes	564	657	968	906	930	1,555
Income taxes	184	221	349	311	302	540

Net Income	$380	$436	$619	$595	$628	$1,015

Statement of Income Data, continued(1)(3)	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
Earnings Per Share						(unaudited)
Basic	$1.18	$1.35	$1.93	$1.85	$1.94	$3.14
Diluted	1.16	1.33	1.89	1.81	1.90	3.10
Average Shares Outstanding (in thousands)
Basic	321,323	321,873	321,320	321,678	325,030	323,520
Diluted	327,577	327,854	327,503	328,088	330,492	327,477
Cash dividends declared per share	$0.22	$0.26	$0.30	$0.345	$0.405	$0.48

Balance Sheet Data: (Dollars in millions)	As of December 31,
	1997	1998	1999	2000	2001	2002
Assets:						(unaudited)
Cash and investment securities	$22,866	$23,187	$34,535	$36,653	$42,749	$57,575
Securities purchased under resale agreements	5,544	13,979	17,518	21,134	16,680	17,215
Loans (less allowance)	5,479	6,225	4,245	5,216	5,283	4,113
Intangibles, including goodwill	224	216	233	284	612	589
Total Assets	37,975	47,082	60,896	69,298	69,850	85,794

Liabilities and Stockholders’ Equity:
Total deposits	$24,878	$27,539	$34,145	$37,937	$38,559	$45,468
Securities sold under repurchase agreements	7,409	12,563	18,399	21,351	19,006	21,963
Long-term debt	774	922	921	1,219	1,217	1,270
Total liabilities	35,980	44,771	58,244	66,036	66,005	81,007
Total stockholders’ equity	1,995	2,311	2,652	3,262	3,845	4,787

Total Liabilities and Stockholders’ Equity	37,975	47,082	60,896	69,298	69,850	85,794

(1)	Share data restated for 2-for-1 stock split in 2001.
(2)
In November 2001, the Financial Accounting Standards Board, or FASB, issued Emerging Issues Task Force (EITF) No. 01-14, “Income Statement Characterization of Reimbursements Received for Out-Of-Pocket Expenses Incurred.” This guidance, effective January 1, 2002, requires companies to recognize the reimbursement of client out-of-pocket expenses on a gross basis as revenue and operating expense. Prior to 2002, we netted these client reimbursements against the corresponding operating expenses. Client reimbursements for out-of-pocket expenses are reflected in fee revenue in the information set forth for the year ended December 31, 2002. The years ended December 31, 1998 through December 31, 2001 have been reclassified to reflect this presentation, which resulted in increases in fee revenue and operating expenses for such years ended. The reclassification had no impact on net income.

(footnotes continued on following page)

(3)
Statement of Income data as presented above is prepared in accordance with accounting principles generally accepted in the United States (GAAP) and includes significant non-operating special items and reports goodwill amortization expense in accordance with the accounting practices applicable for those periods presented.

In order to provide information on a comparable basis from period to period and assist stockholders, analysts, other external parties and management in analyzing the financial results and trends of our ongoing businesses and operations, we also present our financial results on an “Operating Results” basis. Operating Results are based on our GAAP results adjusted for the following three types of financial activity:

(1)  Operating Results exclude the results of certain significant transactions not representative of ongoing operations.

(2)  Operating Results include fully taxable equivalent adjustments that increase net interest revenue to reflect investment yield on tax-free investments on an equivalent basis with taxable investments.

(3)  Operating Results exclude goodwill amortization expense from operating expenses in 2001 and prior years, to be consistent with GAAP accounting required beginning in 2002.

The following table reconciles our Net Income as determined in accordance with GAAP to Net Income—Operating Results:

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
Net Income (as determined in accordance with GAAP)(a)	$380	$436	$619	$595	$628	$1,015
After-tax adjustments to arrive at Operating Results:
Deduct gain on sale of Commercial Banking business			(164)
Add loss on portfolio repositioning			34
Add loss on investment in Bridge Information Systems, Inc.					33
Deduct gain on the sale of Corporate Trust business						(296)
Add goodwill amortization expense	6	8	10	11	26

Net Income—Operating Results	$386	$444	$499	$606	$687	$719

(a)	Net income for the years ended December 31, 1997 through December 31, 2001 are reflected as audited. Net income for the year ended December 31, 2002 is unaudited.

For a more detailed description of our Operating Results for the years ended December 31, 1997 through December 31, 2002, see “Supplemental Consolidated Statement of Income Data.”

The Offering

What are the capital securities?

Each Floating Rate Medium Term Capital Security, or capital security, represents an undivided beneficial interest in the assets of State Street Capital Trust II. Each capital security will entitle the holder to receive quarterly cash distributions as described in this prospectus supplement. The trust is offering 275,000 capital securities, or 316,250 capital securities if the underwriters exercise in full their option to purchase additional capital securities, at a price of $         for each capital security.

What is the trust?

The trust is a Delaware statutory trust. Its principal place of business is c/o State Street Bank and Trust Company, N.A., 61 Broadway, 15th Floor, New York, New York 10006 and its telephone number is (212) 612-3000.

The trust will sell capital securities to the public and common securities to us. The trust will use the proceeds from these sales to buy a series of junior subordinated debentures with substantially the same financial terms as the capital securities from us. We will guarantee payments to be made on the capital securities as described below.

Bank One Trust Company, N.A. will act as property trustee of the trust. Bank One Delaware, Inc. will be the Delaware trustee.

When will quarterly distributions be paid to you?

If you purchase the capital securities, you are entitled to receive cumulative cash distributions at a variable annual rate equal to 3-Month LIBOR (as defined herein) plus     % in respect of the liquidation amount of $1,000 per capital security. Distributions will accumulate from the date the trust issues the capital securities and will be paid quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning May 15, 2003.

When can payment of distributions to you be deferred?

We can, on one or more occasions, defer interest payments on the junior subordinated debentures held by the trust for up to 20 consecutive quarterly periods. We cannot defer interest payments beyond the maturity date of the junior subordinated debentures, which is February 15, 2008.

If we defer interest payments on the junior subordinated debentures held by the trust, then the trust will defer distributions on the capital securities. During this deferral period, distributions will continue to accrue on the capital securities at a variable annual rate equal to 3-Month LIBOR plus     % in respect of the liquidation amount of $1,000 per capital security. Also, to the extent permitted by law, the deferred distributions will themselves accrue interest, compounded quarterly, at a variable annual rate equal to 3-Month LIBOR plus     %. Once we make all interest payments on the junior subordinated debentures, with accrued interest, we can again defer interest payments on the junior subordinated debentures if no event of default under the junior subordinated debentures has occurred and is continuing.

During any period in which we defer interest payments on the junior subordinated debentures, we will not be permitted to (with limited exceptions):

•	pay a dividend or make any distributions on our capital stock or redeem, purchase, acquire or make a liquidation payment on any of our capital stock; or

•	make an interest, principal or premium payment on, or repurchase or redeem, any of our debt securities that rank equal to or junior to the junior subordinated debentures.

When can the trust redeem the capital securities?

The trust must redeem all of the outstanding capital securities when we repay the junior subordinated debentures held by the trust at maturity on February 15, 2008 or on a prior redemption of the junior subordinated debentures.

On December 15, 2005, we will be required to redeem the junior subordinated debentures, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the junior subordinated debentures so redeemed plus accrued and unpaid interest thereon to the redemption date, provided that:

•
we are “well-capitalized” for purposes of Regulation Y and we otherwise comply with the then applicable provisions of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System; and

•	the Federal Reserve Board consents to the redemption.

We will base the foregoing capital adequacy determinations on our unaudited consolidated financial statements as of September 30, 2005. If we meet these capital adequacy conditions, we will seek consent from the Federal Reserve Board to redeem the junior subordinated debentures and such redemption will be subject to the consent of the Federal Reserve Board.

We may also redeem the junior subordinated debentures, in whole but not in part, at any time if certain changes in tax, investment company or capital treatment law occur and other specified conditions are satisfied, as more fully described under “Description of Capital Securities—Redemption.” In any event, we will pay accrued interest to the date of redemption.

What is State Street’s guarantee of the capital securities?

We will guarantee the payments to the holders of the capital securities, based on:

•	our obligations to make payments on the junior subordinated debentures;

•	our obligations under the guarantee agreement;

•	the provisions of the trust agreement; and

•	the provisions of the indenture for the junior subordinated debentures.

Our obligations under the junior subordinated debentures and the guarantee are subordinate and rank junior in right of payment to all of our senior debt. As of December 31, 2002, our senior debt totaled approximately $6.8 billion and included $5.3 billion of securities sold under agreements to repurchase and $1.0 billion of commercial paper.

When could the junior subordinated debentures be distributed to you?

We have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, cause the junior subordinated debentures to be distributed directly to you.

Will holders of the capital securities have any voting rights?

Except as described in “Description of the Capital Securities—Voting Rights; Amendment of Each Trust Agreement” in the accompanying prospectus, as provided under the Delaware Statutory Trust Act and the Trust Indenture Act of 1939, as amended, and as otherwise required by law and the trust agreement, the holders of capital securities will have no voting rights.

In what form will the capital securities be issued?

The capital securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, or DTC, or its nominee. This means that you will not receive a certificate for your capital securities and that your broker will maintain your position in the capital securities. We expect that the capital securities will be ready for delivery through DTC on January     , 2003.

What are the expected uses of proceeds from this offering and the concurrent offerings?

The trust will use all of the proceeds received from the sale of the capital securities to purchase junior subordinated debentures from us. We estimate that we will receive net proceeds (after payment of underwriting commissions and expenses and our purchase of common securities of the trust) of $         million, or $         million if the underwriters’ option to purchase additional capital securities is exercised in full, from the sale of the junior subordinated debentures to the trust. We intend to use these net proceeds to fund a portion of the initial purchase price for the Acquired Business. We expect to fund the remainder of the initial purchase price for the Acquired Business with (1) the net proceeds from our concurrent offering of common stock (estimated to be approximately $236.1 million, or $271.8 million if the underwriters’ over-allotment option in that offering is exercised in full), (2) the proceeds related to the sale of our Corporate Trust business to U.S. Bank, N.A., which closed on December 31, 2002, and (3) other available funding. Pending such use, we may invest the proceeds temporarily in short-term securities.

Concurrent Offerings

In addition to the capital securities offered by this prospectus supplement, State Street Corporation is concurrently offering, by means of a separate prospectus supplement, 6,220,000 shares of its common stock, plus up to 933,000 additional shares if the underwriters for that offering exercise their option to purchase additional shares, and $275.0 million aggregate stated amount of SPACES, plus up to $41.25 million additional aggregate stated amount of SPACES if the underwriters for that offering exercise their option to purchase additional SPACES. Each SPACES has a stated amount of $200 and initially will consist of (a) a PACES and (b) a variable-share repurchase contract pursuant to which the holder agrees to deliver to us between zero and          shares of our common stock on February 15, 2006. Each PACES will have a stated amount of $200 and will consist of (1) a fixed-share purchase contract pursuant to which the holder agrees to purchase from us, for $200,          shares of our common stock on November 15, 2005, (2) an ownership interest in a zero-coupon U.S. treasury strip that will mature on November 15, 2005 with a principal amount of $1,000 and (3) an ownership interest in a portfolio of zero-coupon U.S. treasury strips that will mature on a quarterly basis through November 15, 2005. The PACES and the variable-share repurchase contracts may also be sold separately from each other and not as part of SPACES. This offering and the SPACES offering are contingent upon each other as well as upon the common stock offering.

RISK FACTORS

In considering whether to purchase the capital securities, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the following risk factors, as well as the factors listed in “Forward-Looking Statements.” In addition, because you may receive junior subordinated debentures upon dissolution of the trust, you are also making an investment decision with regard to the junior subordinated debentures. You should carefully review all the information in this prospectus supplement and the accompanying prospectus about both the capital securities and the junior subordinated debentures.

Risks Relating to the Capital Securities

The trust will pay scheduled distributions on the capital securities only if the trust receives cash payments from us.

The ability of the trust to pay scheduled distributions on the capital securities, the redemption price of the capital securities and the liquidation amount of each capital security depends upon us making the related payments to the trust on the junior subordinated debentures when due. If the trust does not have sufficient funds, it will be unable to pay distributions, the redemption price or the liquidation amount of the capital securities held by you.

Our obligations under the junior subordinated debentures and the guarantee are subordinated to our senior debt.

Our obligations under the junior subordinated debentures and the guarantee are unsecured and subordinate and junior in right of payment to all of our present and future senior debt. We cannot make any direct or indirect payment of principal of, premium, if any, or interest on the junior subordinated debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the junior subordinated debentures, at any time when there is a default in the payment of the senior debt, whether at stated maturity or otherwise. As of December 31, 2002, our senior debt totaled approximately $6.8 billion and included $5.3 billion of securities sold under agreements to repurchase and $1.0 billion of commercial paper.

None of the capital securities, the junior subordinated debentures or the guarantee limit our ability or the ability of our subsidiaries to incur additional debt, including indebtedness that ranks senior to the junior subordinated debentures and the guarantee.

The junior subordinated debentures are effectively subordinated to all existing and future indebtedness of our subsidiaries.

Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise (and thus your ability to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary except to the extent that we may be recognized as a creditor of that subsidiary. There are various legal limitations on the extent to which our subsidiaries may extend credit, pay dividends or otherwise supply funds to us or certain of our other subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the junior subordinated debentures or the guarantee or otherwise to make any funds available to us. Accordingly, the junior subordinated debentures and guarantee effectively will be subordinated to all existing and future liabilities of our subsidiaries, including deposits, and holders of junior subordinated debentures and the guarantee should look only to our assets for payments on the junior subordinated debentures and the guarantee.

We may defer interest payments on the junior subordinated debentures, which would have tax consequences for you and may affect the trading price of the capital securities.

So long as no event of default has occurred and is continuing under the junior subordinated debentures, we have the right to defer payments of interest on the junior subordinated debentures by extending the interest payment period at any time, and from time to time, for a period not exceeding 20 consecutive quarterly periods. No extension period may extend beyond the stated maturity of the junior subordinated debentures. As a result of any extension period, quarterly distributions on the capital securities will also be deferred by the trust and the amount of distributions to which you are entitled will accumulate additional distributions at a variable annual rate equal to 3-Month LIBOR plus    %, compounded quarterly, to the extent permitted by applicable law, from the relevant payment date for such distributions during any extension period. Prior to the termination of any extension period, we may further extend the payment of interest so long as such extension period does not exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures.

Upon the termination of any extension period and the payment of all interest accrued and unpaid, together with interest thereon at a variable annual rate equal to 3-Month LIBOR plus    %, compounded quarterly, to the extent permitted by applicable law, from the interest payment date for such interest, we may commence a new extension period. There is no limitation on the number of times that we may elect to begin an extension period. We have no current intention of exercising our right to defer payments of interest by extending the interest payment period of the junior subordinated debentures.

If we defer the payment of interest, you will be required to accrue income as original issue discount in respect of the deferred stated interest allocable to your capital securities for United States federal income tax purposes, even though no cash is distributed. As a result, you will include such income in your gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such income and you will not receive the cash related to such income from the trust if you dispose of your capital securities prior to the record date for the payment of distributions. We do not currently intend to exercise our right to defer payments of interest by commencing an extension period with respect to the junior subordinated debentures. However, should we elect to exercise our extension right in the future, the market price of the capital securities is likely to be affected. If you dispose of your capital securities during an extension period, you might not receive the same return on your investment as a holder that continues to hold its capital securities. In addition, as a result of the existence of our right to defer interest payments on the junior subordinated debentures, the market price of the capital securities, which represent beneficial ownership interests in the junior subordinated debentures, may be more volatile than the price of other securities that are not subject to such deferrals.

We have the right to redeem the junior subordinated debentures at any time if specified changes in tax, investment company or capital treatment law occur.

Upon the occurrence and continuation of a tax event, investment company event or capital treatment event as described in this prospectus supplement, we have the right, if some other conditions are met, to redeem the junior subordinated debentures, in whole but not in part, within 90 days following the occurrence of such tax event, investment company event or capital treatment event. Any redemption of the junior subordinated debentures will cause a mandatory redemption of the capital securities by the trust. We must receive the prior approval of the Federal Reserve Board, if then required under applicable capital guidelines or policies, prior to exercising our redemption rights.

We will be required to redeem the junior subordinated debentures on December 15, 2005 if we are in compliance with certain regulatory requirements and the Federal Reserve Board consents to such redemption.

On December 15, 2005, we will be required, except as set forth below, to redeem the junior subordinated debentures, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the junior subordinated debentures so redeemed plus accrued and unpaid interest thereon to the redemption date, provided that we are “well-capitalized” for purposes of Regulation Y and otherwise comply with the Capital Guidelines. We will base the foregoing determination on our unaudited consolidated financial statements as of September 30, 2005. If we meet these conditions, we will seek consent from the Federal Reserve Board to redeem the junior subordinated debentures and such redemption will be subject to the consent of the Federal Reserve Board. A redemption of the junior subordinated debentures will cause a mandatory redemption of the capital securities by the trust.

Although we currently satisfy each of the standards described above, there can be no assurance that we will satisfy the standards as of September 30, 2005, that the standards will remain the same or that the Federal Reserve Board will consent to the redemption.

We have the right to dissolve the trust and cause the junior subordinated debentures to be distributed to you.

We will have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust as required by law, cause the junior subordinated debentures to be distributed to you upon liquidation of the trust. Under current United States federal income tax law and interpretations and assuming, as expected, that the trust is not classified as a corporation for such purposes, a distribution of junior subordinated debentures upon a dissolution of the trust should not be a taxable event to you. Upon the occurrence of a tax event, an investment company event or a capital treatment event, however, a dissolution of the trust in which you receive cash could be a taxable event to the trust and you.

We cannot assure you of the market prices for the capital securities or the junior subordinated debentures that may be distributed in exchange for capital securities upon a dissolution of the trust. Accordingly, the capital securities that you may purchase or the junior subordinated debentures that you may receive upon a dissolution of the trust, may trade at a discount to the price that you paid to purchase the capital securities. Because you may receive junior subordinated debentures, you are also making an investment decision with regard to the junior subordinated debentures and should carefully review all the information regarding the junior subordinated debentures contained in this prospectus supplement and in the accompanying prospectus. See “Description of Junior Subordinated Debentures.”

The market price of the capital securities or the junior subordinated debentures may be lower than the price that you paid and may be volatile.

As described above, we have the right to extend an interest payment period on the junior subordinated debentures from time to time for a period not exceeding 20 consecutive quarterly periods. If we elect to begin an extension period, or if we thereafter extend an extension period or prepay interest accrued during an extension period as described above, the market price of the capital securities is likely to be affected. In addition, as a result of our right to defer interest on the junior subordinated debentures, the market price of the capital securities, which represent beneficial ownership interests in the junior subordinated debentures, may be more volatile than other securities that are not subject to optional deferrals. If you dispose of your capital securities during an extension period, you may not receive the same return on your investment as a holder that continues to hold its capital securities.

The indenture does not contain provisions that protect holders of the junior subordinated debentures in the event of a highly leveraged transaction.

The indenture for the junior subordinated debentures does not contain provisions that afford holders of the junior subordinated debentures protection in the event of a highly leveraged transaction, including a change of control, or other similar transaction involving us that may adversely affect such holders.

As a holder of capital securities you will have limited voting rights.

Holders of capital securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of trustees (as described in this prospectus supplement). Such voting rights are vested exclusively in the holder of the common securities. We will hold 100% of the common securities of the trust. The property trustee, the administrative trustees (each as described in this prospectus supplement) and we may amend the trust agreement without your consent to ensure that the trust will not be taxable as a corporation or classified as other than a grantor trust for United States federal income tax purposes unless such action materially and adversely affects your interests.

Prior to this offering, there has been no public market for the capital securities.

Prior to this offering, there has been no public market for the capital securities. We do not intend to list the capital securities or the junior subordinated debentures on any stock exchange. We cannot assure you that an active trading market will develop for the capital securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this prospectus supplement. The public offering price for the capital securities has been determined through negotiations between State Street and the underwriters. Prices for the capital securities will be determined in the marketplace and may be influenced by many factors, including the liquidity of the market for the capital securities, investor perceptions of State Street and general industry and economic conditions.

Risks Related to our Business

We may be unable to achieve the cost reductions and economies of scale that we expect from integrating the Acquired Business into our existing operations, we may be unable to retain the clients of the Acquired Business and the success of the acquisition will depend in part on our relationship with Deutsche Asset Management.

We intend to use the net proceeds of our concurrent offering of common stock and State Street Capital Trust II’s concurrent offering of capital securities to fund a portion of the purchase price for our acquisition of Deutsche Bank AG’s Global Securities Services business, which we refer to as the Acquired Business. The closing of the acquisition is subject to various regulatory approvals which we expect to obtain, but it is possible that they will be delayed or will not be obtained. Accordingly, the closing of the acquisition may not occur in the timeframe that we expect, and it is possible that the closing may not occur at all.

Following the closing of the acquisition, our ability to achieve significant cost reductions and greater economies of scale from the integration of the Acquired Business into our existing operations and our ability to retain key employees of the Acquired Business will be important to achieving the expected financial results of the acquisition. The scale, scope and nature of the integration effort required as a result of the acquisition present a greater challenge than that presented by our previous integration efforts. We cannot assure you that the integration will take place on the expected schedule or that it will provide the cost savings and economies of scale we are currently expecting to achieve. Furthermore, the integration of the Acquired Business will require a significant commitment of time and resources by our management and other personnel. This may adversely affect our ability to service and retain our existing clients.

In addition, we may be unable to retain a sufficient number of clients of the Acquired Business after the acquisition in order to meet our expected financial results. Although we are actively engaging in efforts to retain, and market our investment services to, the clients of the Acquired Business, we expect that some clients will elect other service providers as a result of the acquisition. We also expect that our competitors will actively solicit the clients of the Acquired Business during the transition of these clients into our operations. The holdback amount that we are withholding from the purchase price payable at the closing of the acquisition will not protect us from client attrition and revenue loss in the Acquired Business after the approximately one-year period after the acquisition or from client attrition and revenue loss in an amount greater than the holdback amount.

Further, in connection with the acquisition, we expect to enter into 10-year contracts to provide global investment services to Deutsche Asset Management (DeAM) entities and their clients. The early termination of these contracts would adversely affect our ability to achieve the expected financial results of the acquisition. DeAM is the Acquired Business’ largest client, representing approximately 25% of the Acquired Business’ total revenues during the eight-month period ended August 31, 2002. After the acquisition, DeAM will be one of our largest clients. On the fifth and eighth anniversaries of the contracts, the fees charged will be adjusted upward or downward to match the then current market level of fees for such services. Individual DeAM entities or their clients may terminate their contracts with us if we do not agree to reduce the fees to the then current market levels.

Our failure to properly perform our fiduciary, custodial and other obligations could adversely affect our business, financial position or results of operations.

We provide custody, accounting, daily pricing and administration, master trust and master custody, investment management, trustee and recordkeeping, foreign exchange, securities lending, cash management, trading, and information services to clients worldwide. Assets under custody and assets under management are held by us in a fiduciary or custodial capacity and are not included as assets of ours. If we fail to perform these services in a manner consistent with our fiduciary, custodial and other obligations, clients may lose confidence in our ability to properly perform these services and our business may be adversely affected. In addition, any such failure may result in contingent liabilities that could have an adverse effect on our financial position or losses that could have an adverse effect on our results of operations.

Decreases in cross-border investing because of economic and political uncertainties may lower our revenue.

Increased cross-border investing by our clients worldwide generally increases our revenue. Our future revenue may increase or decrease depending upon the extent of increases or decreases in cross-border investments made by our clients. Economic and political uncertainties resulting from terrorist attacks, subsequent military actions or other events could result in decreased cross-border investment activities.

Changes in the savings rate or investment preferences of individuals may lower our revenue.

Our business generally benefits when individuals invest their savings in mutual funds and other collective funds or in defined contribution plans. If there is a decline in the savings rates of individuals, or if there is a change in investment preferences that leads to less investment in mutual funds, other collective funds and defined contribution plans, our revenues may be adversely affected.

Declines in the value of worldwide financial markets may reduce the amount of our fee revenue.

As worldwide financial markets increase or decrease in value, our opportunities to invest and service financial assets may change. Since a portion of our fees are based on the value of assets under custody and management, fluctuations in the valuation of worldwide securities markets will affect our revenue. We estimate, based on a study conducted in 2000, that a 10% increase or decrease in worldwide equity values would cause a corresponding change in our total revenue of approximately 2%. If bond values worldwide were to increase or decrease by 10%, we would anticipate a corresponding change of approximately 1% in our total revenue.

Changes in the markets we serve and applicable laws and regulations may adversely affect our growth and business.

Changes in the markets we serve, including the growth rate of collective funds worldwide, outsourcing decisions, mergers, acquisitions and consolidations among clients and competitors and the pace of debt issuance, can affect our revenue. In general, we benefit from increases in the volume of financial market transactions that we are able to service.

We provide services worldwide. Global and regional economic factors and changes or potential changes in laws and regulations affecting our business, including volatile currencies, pace of inflation, changes in monetary policy, changes in domestic and international banking supervisory regulations, including capital requirements, and social and political instability, could adversely affect our results of operations. For example, the significant slowing of economic growth globally is affecting worldwide equity values and business growth. The terrorist attacks that took place in the United States on September 11, 2001, and subsequent military and terrorist activities, have caused economic and political uncertainties. These activities, the national and global efforts to combat terrorism and other potential military activities and outbreaks of hostilities have affected and may further adversely affect economic growth, and may have other adverse effects on us in ways that are not predictable. In a similar manner, financial reporting irregularities involving large and well-known companies may have other adverse effects on us in ways that are not predictable. Also, we cannot predict the final form of, or the effects of, the regulatory accord on international banking institutions to be reached by the Basel Committee on Banking Supervision.

Legislation may cause changes in the competitive environment in which we operate, which could include, among other things, broadening the scope of activities of significant competitors, facilitating consolidation of competitors into stronger entities or attracting large and well-capitalized new competitors into our traditional businesses. Such factors and changes and our ability to address and adapt to regulatory and competitive challenges may adversely affect our future results of operations.

Changes in interest rates may adversely affect our net interest revenue and securities lending revenue.

The levels of market interest rates, the shape of the yield curve and the direction of interest rate changes affect our net interest revenue and securities lending revenue, which is recorded in both our servicing and management fees. In the short term, our net interest revenue and securities lending revenue generally increase during periods of falling interest rates and generally decrease during periods of rising rates because interest-bearing liabilities reprice sooner than interest-earning assets. Sustained lower interest rates and a flat yield curve may have a constraining effect on our net interest revenue and securities lending revenue growth.

Events or circumstances that limit our access to the funds markets may adversely affect our liquidity.

Any occurrence that limits our access to the funds markets, such as a decline in the confidence of debt purchasers, depositors or counterparties participating in the funds markets in general, or with us in particular, or a downgrade of any of our debt ratings, may adversely affect our ability to raise capital and, in turn, our liquidity.

If we fail to maintain adequate capital for regulatory purposes, our business may be adversely affected.

Under regulatory capital adequacy guidelines, we and State Street Bank must meet guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items, subject to qualitative judgments by regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements could have a direct material effect on our financial condition. In particular, failure to maintain the status of “well capitalized” under our regulatory framework could affect our status as a financial holding company and eligibility for a streamlined review process for acquisition proposals. In addition, our failure to maintain the status of “well capitalized” could affect the confidence of our clients in us and could adversely affect our business.

A decrease in the volatility of foreign exchange rates could reduce our foreign exchange trading revenue.

The degree of volatility in foreign exchange rates can affect the amount of our foreign exchange trading revenue. In general, we benefit from currency volatility. Accordingly, our foreign exchange revenue is likely to decrease during times of decreased currency volatility.

Delays in pension reform may adversely affect our revenue growth.

We expect that our business will benefit from worldwide pension reform that creates additional pools of assets that use custody and related services, and investment management services. If the pace of pension reform and resulting programs, including public and private pension schemes, slows down or if pension reform does not occur, then our revenue growth may be adversely affected.

Changes in our ability to sell additional services to our clients and the mix of our business may adversely affect our revenues.

A decline in the pace at which we attract new clients and the pace at which existing and new clients use additional services and assign additional assets to us for management or custody will adversely affect our future results of operations. A decline in the rate at which our clients outsource functions, such as their internal accounting activities, would also adversely affect our results of operations. In addition, changes in our mix of business and the sources of our revenue, including the mix of our U.S. and non-U.S. business, may adversely affect our future results of operations. We generally earn higher margins on our non-U.S. business.

Events that damage our physical facilities or disrupt our operational functions or similarly affect those with whom we do business could adversely affect our results of operations.

Events, including terrorist or military actions and resulting political and social turmoil, could arise that would cause unforeseen damage to our physical facilities or could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. Additionally, our clients, vendors and counterparties could suffer from such events. Should these events affect us, or the clients, vendors or counterparties with whom we conduct business, our results of operations could be adversely affected.

Rapid technological changes in the market for our products and services may cause us to incur increased expenses or hurt us competitively.

Technological change often creates opportunities for product differentiation and reduced costs, as well as the possibility of increased expenses. Developments in the securities processing industry, including shortened settlement cycles and straight-through-processing, will result in changes to existing procedures. Alternative delivery systems have emerged, including the widespread use of the Internet. Our financial performance depends in part on our ability to develop and market new and innovative services, and to adopt or develop new technologies that differentiate our products or provide cost efficiencies.

Rapid technological change in our industry, changes in our ability to access technical and other information from clients, and the significant and ongoing investments required to bring new services to market in a timely fashion at competitive prices could adversely affect our business. The introduction by our competitors of services that could replace or provide lower-cost alternatives to our services would also adversely affect our business.

We may engage in unsuccessful acquisitions and divestitures.

Acquisitions of complementary businesses and technologies, development of strategic alliances and divestitures of portions of our business are an active part of our overall business strategy. Services, technologies, key personnel or businesses of acquired companies may not be effectively assimilated into our business or service offerings and our alliances may not be successful. We may not be able to successfully complete any divestitures on satisfactory terms, if at all. Divestitures may result in a reduction in our total revenues and net income.

If a third party misappropriates our technology or asserts that we have infringed its proprietary rights, we may suffer a competitive disadvantage or be required to spend significant resources.

We use trademark, trade secret, copyright and other proprietary rights procedures to protect our technology, and we have applied for a limited number of patents in connection with certain software programs. Despite these efforts, we cannot be certain that the steps we take to prevent unauthorized use of our proprietary rights are sufficient to prevent misappropriation of our technology, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. In addition, we cannot assure you that the courts will adequately enforce contractual arrangements which we have entered into to protect our proprietary technologies. If any of our proprietary information were misappropriated by or otherwise disclosed to our competitors, our competitive position could be adversely affected.

In the event that a third party asserts a claim of infringement of its proprietary rights, obtained through patents or otherwise, against us, we may be required to spend significant resources to defend against such claims, develop a non-infringing program or process, or obtain a license to the infringed process.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including documents incorporated by reference in the accompanying prospectus, contains forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

•
the failure to achieve the cost reductions and economies of scale that we expect to achieve in the integration of the Acquired Business and the loss of clients of the Acquired Business, including DeAM, may affect our ability to achieve the expected financial results from the acquisition of the Acquired Business;

•	the extent of increases or decreases in cross-border investments made by clients or future clients may affect our revenues;

•	changes in the savings rate of individuals that are invested in mutual funds and other collective funds or in defined contribution plans may affect our revenues;

•	fluctuations in worldwide securities market valuations may affect our revenues;

•
changes in markets served, including the growth rate of collective funds worldwide, the pace of debt issuance, outsourcing decisions, and mergers, acquisitions and consolidations among clients and competitors may affect our revenues;

•
global and regional economic factors and changes or potential changes in laws and regulations affecting our business, including volatile currencies, pace of inflation and changes in monetary policy, and social and political instability, could affect our results of operations;

•
legislation may cause changes in the competitive environment in which we operate, which could include, among other things, broadening the scope of activities engaged in by significant competitors, facilitating consolidation of competitors into stronger entities or attracting large and well-capitalized new competitors into our traditional businesses, which may affect our future results;

•
changes in accounting principles generally accepted in the United States and applicable to us, while not having an economic impact on our business, could have a material impact on our reported results of operations and the attainment of the current measures of our financial goals;

•
any occurrence which may limit our access to the funds markets, such as a decline in the confidence of debt purchasers, depositors or counterparties in the funds markets in general or with us in particular, or a downgrade of our debt rating, may affect our future results;

•	failure to meet minimum capital requirements and the status of “well capitalized” under the regulatory framework applicable to us could adversely affect our business;

•	market interest rate levels, the shape of the yield curve and the direction of interest rate changes affect our net interest revenue and securities lending revenue;

•	the degree of volatility in foreign exchange rates can affect the amount of our foreign exchange trading revenue;

•	the pace of pension reform and resulting programs, including public and private pension schemes, may affect the pace of our revenue growth;

•
future prices that we are able to obtain for our products may increase or decrease from current levels depending upon demand for our products, our competitors’ activities and the introduction of new products into the marketplace;

•	the pace at which we attract new clients and at which existing and new clients use additional services and assign additional assets to us for management or custody will affect our future results;

•	changes in business mix, including the mix of U.S. and non-U.S. business, may affect our future results;

•
unforeseen events, including terrorist or military actions and resulting political and social turmoil, could cause damage to our physical facilities or cause delays or disruptions to our operational functions, including information processing and financial market settlement functions;

•	technological change and our ability to develop and market new and innovative services may be more difficult or expensive than anticipated;

•	our ability to effectively assimilate services, technologies, key personnel or businesses of acquired companies may affect our future results; and

•	changes may occur in securities markets which may affect our revenues.

USE OF PROCEEDS

The trust will use all of the proceeds received from the sale of the capital securities to purchase junior subordinated debentures from us. We estimate that we will receive net proceeds (after payment of underwriting commissions and expenses and the purchase price for common securities of the trust) of approximately $         million, or $         million if the underwriters’ option to purchase additional capital securities is exercised in full, from the sale of the junior subordinated debentures to the trust. We intend to use these net proceeds to fund the payment of a portion of the initial purchase price for the Acquired Business. We expect to fund the remainder of the initial purchase price for the Acquired Business with (1) the net proceeds from our concurrent offering of common stock (estimated to be approximately $236.1 million, or $271.8 million if the underwriters’ over-allotment option in that offering is exercised in full), (2) the proceeds related to the sale of our Corporate Trust business to U.S. Bancorp, which closed on December 31, 2002, and (3) other available funding. Pending such use, we may invest the proceeds temporarily in short-term securities.

We are required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. Based upon a letter from the staff of the Board of Governors of the Federal Reserve System, we believe that the terms of the capital securities, together with the terms of the SPACES that we are concurrently offering under a separate prospectus supplement will enable us to treat the net proceeds from this offering as Tier 1 capital.

ACCOUNTING TREATMENT

For financial reporting purposes, the trust will be treated as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated balance sheets. The capital securities will be treated as long-term debt in our consolidated balance sheets and appropriate disclosures about the capital securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the capital securities as an expense in our consolidated statements of income.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the six most recent fiscal years:

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
Ratio of earnings to fixed charges	1.50x	1.44x	1.58x	1.39x	1.51x	2.55x

Under SEC regulations and for the purpose of calculating these ratios, (1) earnings consist of income from continuing operations before income taxes, plus fixed charges, and (2) fixed charges consist of interest expense, amortization of debt expense and the estimated interest component of rental expense.

CAPITALIZATION

The following table sets forth, as of December 31, 2002:

•	the actual consolidated capitalization of State Street and our subsidiaries;

•
the actual consolidated capitalization of State Street and our subsidiaries as adjusted to give effect to this offering of capital securities (assuming no exercise of the underwriters’ over-allotment option), as if such transaction had occurred on December 31, 2002; and

•
the actual consolidated capitalization of State Street and our subsidiaries as adjusted to give effect to (1) this offering of capital securities (assuming no exercise of the underwriters’ over-allotment option), (2) the anticipated issuance of $275 million aggregate stated amount of SPACES in the concurrent SPACES offering (assuming no exercise of the underwriters’ over-allotment option) and (3) the anticipated issuance of 6,220,000 shares of common stock in the concurrent common stock offering (assuming no exercise of the underwriters’ over-allotment option), as if such transactions had occurred on December 31, 2002.

The following table assumes an initial price to public in our concurrent offering of common stock of $40.19 per share, the last reported sale price of our common stock on the New York Stock Exchange on January 9, 2003, and net proceeds from such offering (after deducting underwriting discounts and commissions and estimated fees and expenses) of $236.1 million.

	December 31, 2002
	Actual	As Adjusted for this Offering	As Adjusted for this Offering and the Concurrent Offerings
	(in millions)
Long-Term Debt:
Capital Securities:
Floating Rate Medium Term Capital Securities due 2008	$—	$275	$275
8.035% Capital Securities B due 2027	330	330	330
7.94% Capital Securities A due 2026	216	216	216
Floating Rate Capital Trust I due 2028	149	149	149
7.65% Subordinated notes due 2010	309	309	309
7.35% Notes due 2026	150	150	150
5.95% Notes due 2003	100	100	100
9.50% Mortgage note due 2009	15	15	15

Total Long-Term Debt	1,269	1,544	1,544

Stockholders’ Equity:
Common Stock	330	330	336
Surplus	104	104	286	(1)
Retained earnings	4,472	4,472	4,472
Other unrealized comprehensive income	106	106	106
Treasury stock, at cost	(225)	(225)	(225)

Total Stockholders’ Equity	4,787	4,787	4,975

Total Capitalization	$6,056	$6,331	$6,519

(1)
The increase in surplus represents (a) the allocation of the remaining net proceeds of our concurrent common stock offering, after the allocation to common stock at par value, offset by (b) the present value of the estimated contract fees payable in respect of the SPACES, at an assumed discount rate of 3.5%, and the issuance costs less uninvested proceeds from our concurrent offering of SPACES.

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME DATA
(Unaudited)

We prepare our consolidated statement of income as presented in “Prospectus Supplement Summary—Summary Consolidated Financial Information” in accordance with accounting principles generally accepted in the United States (GAAP). That financial information includes significant, non-recurring, non-operating special items and reports goodwill amortization expense in accordance with accounting practice applicable for those periods presented.

In order to provide information on a comparable basis from period to period and assist stockholders, analysts, other external parties and management in analyzing the financial results and trends of our ongoing businesses and operations, we also present our financial results on an “Operating Results” basis. We believe that such non-GAAP financial information assists investors and others by providing them financial information in a format that provides comparable financial trends of recurring business activities. Operating Results are based on our GAAP results adjusted for three types of financial activity:

(1)	Operating Results exclude the results of certain significant transactions not representative of ongoing operations.

(2)	Operating Results include fully taxable equivalent adjustments that increase net interest revenue to reflect investment yield on tax-free investments on an equivalent basis with taxable investments.

(3)	Operating Results exclude goodwill amortization expense from operating expenses in 2001 and prior years, to be consistent with GAAP accounting required beginning in 2002.

The table set forth below contains our selected consolidated Operating Results for the periods presented.
	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
	(Dollars in millions, except per share data)
Fee revenue:
Servicing fees	$861	$1,043	$1,189	$1,447	$1,648	$1,716
Management fees	391	480	600	584	516	526
Foreign exchange trading	245	289	306	387	368	300
Brokerage fees	25	36	67	95	89	124
Loss on investment in Bridge Information Systems, Inc.	—	—	—	—	—	—
Processing fees and other	149	160	159	177	198	184

Total fee revenue	1,671	2,008	2,321	2,690	2,819	2,850
Net interest revenue:
Interest revenue	1,755	2,237	2,437	3,256	2,855	1,974
Interest expense	1,114	1,492	1,656	2,362	1,830	995

	641	745	781	894	1,025	979
Taxable-equivalent adjustment	44	40	40	65	67	61

Net interest revenue	685	785	821	959	1,092	1,040
Provision for loan losses	16	17	14	9	10	4

Net interest revenue after provision for loan losses (taxable-equivalent basis)	669	768	807	950	1,082	1,036

Gains on the sales of available-for-sale investment securities, net	2	10	12	2	43	76
Gain on the sale of corporate trust business, net of exit and other associated costs	—	—	—	—	—	—
Gain on the sale of commercial banking business, net of exit and other associated costs	—	—	—	—	—	—

Total revenue	2,342	2,786	3,140	3,642	3,944	3,962

(continued on following page)

	Years Ended December 31,
	1997	1998	1999	2000	2001	2002
	(Dollars in millions, except per share data)
Operating expenses:
Salaries and employee benefits	973	1,175	1,313	1,524	1,663	1,670
Information systems and communications	185	241	287	305	365	373
Transaction processing services	184	196	237	268	247	246
Occupancy	132	164	188	201	229	246
Other	252	301	317	356	355	306

Total operating expenses	1,726	2,077	2,342	2,654	2,859	2,841

Income before income taxes	616	709	798	988	1,085	1,121
Income taxes	186	225	259	317	331	341
Taxable-equivalent adjustment	44	40	40	65	67	61

Net Income	$386	$444	$499	$606	$687	$719

Average Shares Outstanding:(a) (in thousands)
Basic	321,323	321,873	321,320	321,678	325,030	323,520
Diluted	327,577	327,854	327,503	328,088	330,492	327,477
Cash dividends declared per share(a)	$0.22	$0.26	$0.30	$0.345	$0.405	$0.48

(a)	Share data restated for 2-for-1 stock split in 2001.

The following non-GAAP adjustments applicable to the periods presented are necessary to reconcile the consolidated statement of income prepared in accordance with GAAP to the selected consolidated Operating Results presented in the table above:

(1)
Operating Results include a fully taxable-equivalent adjustment. This is a method of presentation in which interest income on tax-exempt securities is adjusted to present the earnings performance on a basis equivalent to interest earned on fully-taxable securities with a corresponding charge to income tax expense. The adjustment is computed using a federal income tax rate of 35%, adjusted for applicable state income taxes, net of the related federal tax benefit.

(2)
Operating Results exclude the gain on the sale of the commercial banking business and a one-time charge on sales of securities related to the repositioning of the investment portfolio. This gain was $282 million after deductions for exit and other associated costs of $68 million. The one-time charge for the portfolio repositioning was $57 million. The after tax gain of these combined items was $130 million after tax or $.40 in diluted earnings per share. These transactions were recorded in October and December 1999.

(3)
Operating Results exclude the write-off of our total investment in Bridge Information Systems, Inc. of $50 million. The after-tax loss was $33 million, or $.10 in diluted earnings per share. This write-off was recorded in March 2001.

(4)
Operating Results exclude the gain on the sale of our corporate trust business. This gain was $495 million after deductions for exit and other associated costs of $155 million. The after-tax gain was $296 million, or $.90 in diluted earnings per share. This gain was recorded in December 2002.

(5)
Operating Results for each of the five years ended December 31, 2001 exclude goodwill amortization expense, as follows: 2001—expense of $38 million, equal to $26 million, or $.08 per diluted share after tax; 2000—expense of $17 million, equal to $11 million, or $.04 per diluted share after tax; 1999—expense of $15 million, equal to $10 million, or $.03 per diluted share after tax; 1998—expense of $12 million, equal to $8 million, or $.03 per diluted share after tax; and 1997—expense of $8 million, equal to $6 million, or $.02 per diluted share after tax.

DESCRIPTION OF CAPITAL SECURITIES

The trust will issue the capital securities under the amended and restated trust agreement of the trust. The trust agreement has been qualified as an indenture under the Trust Indenture Act of 1939, as amended. Bank One Trust Company, N.A., the property trustee, will act as indenture trustee for the capital securities under the trust agreement for the purpose of compliance with the Trust Indenture Act. The terms of the capital securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

The following description of the capital securities supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the capital securities set forth in the accompanying prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the amended and restated trust agreement, a copy of the form of which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, and to the Delaware Statutory Trust Act and the Trust Indenture Act. You should read the form of the amended and restated trust agreement for provisions that may be important to you.

General

The trust agreement authorizes the administrative trustees of the trust to issue on behalf of the trust the common securities and the capital securities, which represent undivided beneficial ownership interests in the assets of the trust. We will own all of the common securities of the trust, either directly or indirectly. The common securities of the trust will rank equally in right of payment, and payments will be made on the common securities on a pro rata basis, with the capital securities. However, if an event of default occurs and is continuing under the trust agreement, rights of the holders of the common securities to payment for distributions and payment upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. The trust agreement does not permit the trust to issue any securities other than the common securities and the capital securities and does not permit the trust to incur any indebtedness.

Proceeds from the sale of both the capital securities and common securities will be used to purchase junior subordinated debentures issued by State Street, which will be held by the property trustee of the trust for the benefit of the holders of the capital securities issued by the trust. We will guarantee the payments of distributions and payments of amounts upon redemption or liquidation with respect to the capital securities, but only to the extent the trust has funds available to make those payments and has not made the payments. In the event that the trust does not have the funds available to make a required payment, your only remedy will be to vote to direct the property trustee to enforce the property trustee’s rights under the junior subordinated debentures, except in the limited circumstances in which you may take direct action. See “Description of the Capital Securities—Events of Default; Notice” and “Description of the Capital Securities Guarantees” in the accompanying prospectus and “—Voting Rights” below.

Distributions

Each capital security will be entitled to cash distributions at a variable annual rate equal to 3-Month LIBOR (as defined below) plus     %, in respect of the liquidation amount of $1,000 per capital security. Distributions on the capital securities:

•	will be cumulative;

•	will accrue from January , 2003; and

•	except as otherwise described below, will be payable quarterly in arrears on the 15th day of February, May, August and November of each year, commencing May 15, 2003.

Distributions in arrears for more than one quarter will accumulate additional distributions at a variable annual rate equal to 3-Month LIBOR plus     %, compounded quarterly, to the extent permitted by law.

Distributions on the capital securities must be paid on the dates payable to the extent that the trust has funds available. The trust’s funds available to pay distributions to the holders of the capital securities will be limited to payments received from us on the junior subordinated debentures. See “Description of Junior Subordinated Debentures” below. If we do not make interest payments on the junior subordinated debentures, the property trustee will not have funds available to pay distributions on the capital securities. The payment of distributions and other amounts payable on the capital securities, if and to the extent the trust has funds legally available for and cash sufficient to make such payments, is guaranteed by us on a limited basis, as described under “Description of Guarantee” below.

Distributions on the capital securities will be payable to the holders as they appear on the books and records of the trust on the relevant record dates, which, as long as the capital securities remain in book-entry only form, will be one business day prior to the relevant payment dates. The distributions will be paid through Bank One Trust Company, N.A., as the property trustee, which will hold amounts received in respect of the junior subordinated debentures for the benefit of the holders of the capital securities. Subject to any applicable laws and regulations and the provisions of the trust agreement, each such payment will be made as described under “—Book-Entry Only Issuance—The Depository Trust Company” below.

In the event that the capital securities do not continue to remain in book-entry form, the record dates for payment of distributions will be February 1, May 1, August 1 and November 1 of each year, as applicable. In the event that any date on which distributions are payable is not a business day, then payment of the distributions payable on such date will be made on the next succeeding day that is a business day, except that, if such business day is in the next succeeding calendar month, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such payment date.

So long as no event of default under the junior subordinated debentures has occurred and is continuing, we have the right under the indenture to defer payments of interest on the junior subordinated debentures by extending the interest payment period at any time, and from time to time, for a period, which we refer to in this prospectus supplement as an extension period, not exceeding 20 consecutive quarterly periods with respect to each extension period. No extension period may extend beyond the stated maturity of the junior subordinated debentures. As a consequence of any extension period, quarterly distributions on the capital securities will also be deferred by the trust (and the amount of distributions to which holders of the capital securities are entitled will accumulate at a variable annual rate equal to 3-Month LIBOR plus     %, compounded quarterly from the relevant payment date for such distributions) during any extension period. During any such extension period, we will be subject to the restrictions on payments and distributions described in “Description of the Capital Securities—Distributions” in the accompanying prospectus. Prior to the termination of any such extension period, we may further extend the payment of interest, provided that such extension period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period subject to the foregoing requirements. There is no limitation on the number of times that we may elect to begin an extension period. See “Description of Junior Subordinated Debentures—Interest” and “—Option to Extend Interest Payment Period.”

We have no current intention of exercising our right to defer payments of interest by extending the interest payment period of the junior subordinated debentures.

Determination of 3-Month LIBOR

The distribution rate in respect of the capital securities will be a floating rate per annum determined by reference to 3-Month LIBOR, determined as described below, plus a spread of     %.  3-Month LIBOR is the London interbank offered rate for three-month, U.S. dollar deposits and, with respect to any distribution period, will be calculated by Bank One Trust Company, N.A., as calculation agent, as follows:

(a)  On the second market day (as defined below) preceding the commencement of the applicable distribution period, which we refer to as a “determination date,” 3-Month LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 for a period of three months, which we refer to as the “index maturity,” commencing on the second market day immediately preceding the commencement of such distribution period, which appears on the display designated as Page 3750 on the Dow Jones Telerate Service (or such other pages as may replace Page 3750 on that service for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m., London time on such determination date. If no such offered rate appears, 3-Month LIBOR with respect to such distribution period will be determined as described in (b) below.

(b)  With respect to a determination date on which no such offered rate appears on Telerate Page 3750 as described in (a) above, 3-Month LIBOR will be the arithmetic mean, expressed as a percentage, of the offered rates (unless by its terms such display provides for only a single rate, in which case a single rate will be used) for deposits in U.S. dollars for the index maturity that appears on the display designated as “LIBO” on the Reuters Monitor Money Market Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) as of 11:00 a.m., London time, on such date. If, in turn, at least two such rates are not displayed on the display designated as “LIBO” on the Reuters Monitor Money Market Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) at such time (unless, as aforesaid, only a single rate is required), the calculation agent will obtain from each of four reference banks in London selected by the calculation agent such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 a.m., London time, on such date for deposits in U.S. dollars to prime banks in the London interbank market for the index maturity. If two or more such quotations are provided as requested, then  3-Month LIBOR for such date will be the arithmetic average of such quotations. If, in turn, fewer than two such quotations are provided as requested, then 3-Month LIBOR for such date will be obtained from the preceding market day for which the Telerate Page 3750 displayed a rate for the index maturity.

(c)  If on any determination date, the calculation agent is required but unable to determine  3-Month LIBOR in the manner provided in paragraphs (a) and (b) above, 3-Month LIBOR for such distribution period will be 3-Month LIBOR as determined on the previous determination date.

The term “market day” means any business day on which commercial banks and foreign exchange markets are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and London.

The distribution rate for any distribution period will at no time be higher than the maximum rate then permitted by New York law as the same may be modified by United States law.

All percentages resulting from any calculations referred to in this prospectus supplement will be rounded, if necessary, to the nearest one ten-thousandth of a percentage point, with five hundred-thousandths of a percentage point being rounded upwards (e.g., 6.87655% (or .0687655) would be rounded to 6.8766% (or .068766)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

Determination of Distribution Rate and Calculation of Distribution Amount

Bank One Trust Company, N.A., as calculation agent, will, as soon as practicable after 11:00 a.m., London time, on each determination date, determine the distribution rate and inform the debenture trustee, the property trustee and the paying agent. Unless otherwise provided by the property trustee, the paying agent will calculate the distribution amount payable in respect of the following distribution period. The distribution amount will be calculated by applying the distribution rate to the liquidation amount of each capital security outstanding at the commencement of the distribution period, multiplying each such liquidation amount by the actual number of days in the distribution period concerned (which actual number of days will include the first day but exclude the last day of such distribution period) divided by 360 and rounding the resulting figure to the nearest cent (with one-half cent or more being rounded upwards). The determination of the distribution rate by the calculation agent and the distribution amount by the paying agent will (in the absence of willful default, bad faith or manifest error) be final, conclusive and binding on all concerned. None of the debenture trustee, the property trustee, the paying agent, the calculation agent, the trust or us (or any of the officers, directors, agents, beneficiaries, employees or affiliates of any of these entities) will have any liability to any person for (i) the selection of any reference bank or (ii) any inability to retain major banks in the London interbank market, in the case of the calculation agent, which is caused by circumstances beyond its reasonable control.

Upon the request of a holder of a capital security, the calculation agent will provide the distribution rate then in effect and, if determined, the distribution rate for the next distribution period with respect to the capital securities. Each such distribution rate may be obtained by telephoning the calculation agent.

All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions relating to the payment and calculation of distributions on the capital securities, whether by the reference banks (or any of them) or the calculation agent, the property trustee, the debenture trustee or the paying agent, will (in the absence of willful default, bad faith or manifest error) be binding on us and the trust, the trustees and all of the holders of the capital securities, and no liability will (in the absence of willful default, bad faith or manifest error) attach to the calculation agent, the property trustee, the debenture trustee or the paying agent in connection with the exercise or non-exercise by any of them of their powers, duties and discretion.

Redemption

If we repay or redeem the junior subordinated debentures held by the trust, whether at stated maturity or upon earlier redemption, the proceeds from such repayment or redemption shall simultaneously be applied to redeem the capital securities and common securities, upon not less than 15 nor more than 60 days’ notice prior to the date fixed for redemption, at a redemption price equal to the aggregate liquidation amount of such capital securities and common securities plus accumulated but unpaid distributions to the date of redemption.

The junior subordinated debentures will mature on February 15, 2008. However, on December 15, 2005, we will be required, except as provided below, to redeem the junior subordinated debentures, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the junior subordinated debentures so redeemed plus accrued and unpaid interest thereon to the redemption date, provided that:

•
we are “well-capitalized” for purposes of the then applicable provisions of Regulation Y of the Board of Governors of the Federal Reserve System and we otherwise comply with the then applicable provisions of the then applicable capital adequacy guidelines of the Federal Reserve Board; and

•	the Federal Reserve Board consents to such redemption.

We will base the foregoing capital adequacy determinations on our unaudited consolidated financial statements as of September 30, 2005. If we meet these capital adequacy conditions, we will seek consent from the Federal Reserve Board to redeem the junior subordinated debentures and such redemption will be subject to the consent of the Federal Reserve Board. See “Description of Junior Subordinated Debentures—Fixed Early Redemption” below.

In addition, we will have the right to redeem the junior subordinated debentures, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the junior subordinated debentures so redeemed plus accrued and unpaid interest thereon to the redemption date at any time within 90 days following the occurrence of a tax event, investment company event or capital treatment event, or, if the approval of the Federal Reserve Board is then required for such redemption, on such later date as promptly as practicable after such approval is obtained. See “Description of the Junior Subordinated Debentures—Redemption” in the accompanying prospectus and “Description of Junior Subordinated Debentures—Optional Redemption” below. Any such repayment or redemption of the junior subordinated debentures is subject to the prior approval of the Federal Reserve Board, if such approval is then required under applicable law, rules, guidelines or policies.

Distribution of Junior Subordinated Debentures upon Dissolution of Trust

Subject to the prior approval of the Federal Reserve Board, if such approval is then required under applicable law, rules, guidelines or policies, we have the right at any time to dissolve the trust and, after satisfaction of the liabilities of the trust as provided by applicable law, cause the junior subordinated debentures to be distributed to the holders of the capital securities and common securities in exchange for such securities.

After the liquidation date fixed for any distribution of junior subordinated debentures for the capital securities:

•	such capital securities will no longer be deemed to be outstanding;

•
The Depository Trust Company (DTC) or its nominee, as the record holder of such capital securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon such distribution; and

•
any certificates representing capital securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of such capital securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such capital securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance.

Voting Rights

Except as described in “Description of the Capital Securities—Voting Rights; Amendment of Each Trust Agreement” in the accompanying prospectus, as provided under the Delaware Statutory Trust Act and the Trust Indenture Act, and as otherwise required by law and the trust agreement, the holders of the capital securities will have no voting rights.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the capital securities. The capital securities will be issued only as fully registered securities registered in the name of

Cede & Co., DTC’s nominee, or such other nominee as selected by DTC. One or more fully registered global capital securities certificates, which we refer to herein as “global certificates”, representing the total aggregate number of capital securities, will be issued and will be deposited with DTC.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global capital securities as represented by a global certificate.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, which are referred to as indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of capital securities within the DTC system must be made by or through direct participants, which will receive a credit for the capital securities on DTC’s records. The ownership interest of each actual purchaser of each capital security, or beneficial owner is in turn to be recorded on the direct participants’ and indirect participants’ records, including Euroclear and Clearstream. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased capital securities. Transfers of ownership interests in the capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the capital securities, except in the event that use of the book-entry system for the capital securities is discontinued.

Transfers between participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between participants, on the one hand, and Euroclear participants or Clearstream participants, on the other hand, will be effected in DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the capital securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a capital security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear participant or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, as the case may be) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a capital security by or through a Euroclear or Clearstream participant to a direct participant in DTC will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has no knowledge of the actual beneficial owners of the capital securities. DTC’s records reflect only the identity of the direct participants to whose accounts such capital securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

So long as DTC, or its nominee, is the registered owner or holder of a global certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the capital securities represented thereby for all purposes under the trust agreement and the capital securities. No beneficial owner of an interest in a global certificate will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the trust agreement.

DTC has advised us that it will take any action permitted to be taken by a holder of capital securities (including the presentation of capital securities for exchange as described below) only at the direction of one or more direct participants to whose account the DTC interests in the global certificates are credited and only in respect of such portion of the aggregate liquidation amount of capital securities as to which such direct participant or direct participants has or have given such direction. However, if there is an event of default under the capital securities, DTC will exchange the global certificates for certificated securities, which it will distribute to its direct participants.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices in respect of the capital securities held in book-entry form will be sent to Cede & Co. as the registered holder of the capital securities. If less than all of the capital securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting with respect to the capital securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to capital securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the capital securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distributions on the capital securities held in book-entry form will be made by the relevant trustee to DTC in immediately available funds. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless

DTC has reason to believe that it will not receive payments on such payment date. Payments by the participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of us, DTC or the trust, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the trust, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct and indirect participants.

Except as provided in this prospectus supplement, a beneficial owner of an interest in a global certificate will not be entitled to receive physical delivery of capital securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the capital securities.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global certificates among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither State Street, the trust nor the trustees will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depositary with respect to the capital securities at any time by giving notice to the trust. Under such circumstances, in the event that a successor securities depositary is not obtained, capital security certificates are required to be printed and delivered. Additionally, the trust (with our consent) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the capital securities will be printed and delivered. In each of the above circumstances, we will appoint a paying agent with respect to the capital securities.

The information in this section concerning DTC and DTC’s book entry system has been obtained from sources believed to be reliable by us and the trust, but neither we nor the trust takes responsibility for the accuracy thereof.

Payment

Payments in respect of the capital securities represented by the global certificates shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of capital securities represented by certificated securities, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the securities register of the trust.

Registrar, Transfer Agent and Paying Agent

Bank One Trust Company, N.A. will act as registrar, transfer agent and paying agent for the capital securities. If the capital securities do not remain in book-entry only form, one or more additional paying agents may be appointed if so required by any rule or regulation of any securities exchange upon which the capital securities may be listed at such time. Bank One Trust Company, N.A. shall be permitted to resign as paying agent upon 30 days’ written notice to the trustees of the trust. In the event that Bank One Trust Company, N.A. shall no longer be the paying agent, the administrative trustees shall appoint a successor to act as paying agent (which shall be a bank or trust company acceptable to us).

Registration of transfers of capital securities will be effected without charge by or on behalf of the trust, but upon payment (with the giving of such indemnity as we or the trust may require) in respect of any tax or other government charges that may be imposed in relation thereto.

The trust will not be required to register or cause to be registered the transfer of capital securities after such capital securities have been called for redemption.

DESCRIPTION OF GUARANTEE

Concurrently with the issuance of the capital securities by the trust, we will execute and deliver a capital securities guarantee for the benefit of the holders of capital securities. Under the guarantee, we will irrevocably and unconditionally agree, to the extent set forth in the guarantee, to pay in full to the holders of the capital securities issued by the trust, the payments due from the trust to such holders (except to the extent paid by the trust), as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert. The guarantee will not apply to any payment of distributions except to the extent that the trust shall have funds available for such payments. Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of capital securities or by causing the trust to pay such amounts to such holders. The guarantee will be qualified as an indenture under the Trust Indenture Act. Bank One Trust Company, N.A. will act as the guarantee trustee under the guarantee. The terms of the guarantee will be those set forth in such guarantee and those made part of such guarantee by the Trust Indenture Act. A summary description of the guarantee appears in the accompanying prospectus under the caption “Description of the Capital Securities Guarantees.”

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The following description of the specific terms of the junior subordinated debentures supplements the description of the general terms and provisions of the junior subordinated debentures set forth in the accompanying prospectus under the caption “Description of the Junior Subordinated Debentures.” The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the indenture, dated as of December 15, 1996, between us and Bank One Trust Company, N.A., as debenture trustee, a copy of which is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part, and to the Trust Indenture Act. You should read the indenture for provisions that may be important to you.

General

The junior subordinated debentures will be issued as unsecured indebtedness under the indenture. We may issue additional series of junior subordinated debentures under the indenture, and any such series will rank equally in right of payment with the junior subordinated debentures. The junior subordinated debentures that are the subject of this prospectus supplement will be limited in aggregate principal amount to $            , such amount being the sum of the aggregate stated liquidation amount of the capital securities and the common securities.

The junior subordinated debentures are not subject to a sinking fund provision. The entire principal amount of the junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest thereon on February 15, 2008.

If the junior subordinated debentures are distributed to holders of capital securities in liquidation of such holders’ interests in the trust, such junior subordinated debentures will initially be issued as a global security. As described in this prospectus supplement, a junior subordinated debenture may be issued in certificated form in exchange for a global security. See “—Book-Entry and Settlement” below. In the event that junior subordinated debentures are issued in certificated form, such junior subordinated debentures will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on junior subordinated debentures issued as a global security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a paying agent for the junior subordinated debentures. In the event junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount at the corporate trust office of (i) the property trustee in New York, New York or (ii) any other paying agent or transfer agent appointed in addition or in lieu thereof provided, that payment of interest may be made at our option by check mailed to the address of the holder entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto. Notwithstanding the foregoing, so long as the holder of any junior subordinated debenture is the property trustee, the payment of principal and interest on the junior subordinated debentures held by the property trustee will be made at such place and to such account as may be designated by the property trustee.

Any moneys deposited with or paid to the debenture trustee or any paying agent for payment of the principal of, premium, if any, or interest on, the junior subordinated debentures and not applied but remaining unclaimed by the holders thereof for two years after the date upon which such principal of, premium, if any, or interest on such junior subordinated debentures, as the case may be, shall have become due and payable, shall be repaid to us by the debenture trustee or paying agent on written demand. Thereafter the holder of any such junior subordinated debentures shall look only to us for any payment that such holder may be entitled to collect and all liability of the debenture trustee or paying agent with respect to such moneys shall thereupon cease.

Subordination

In the indenture, we have covenanted and agreed that any junior subordinated debentures issued under the indenture will be subordinate and junior in right of payment to all senior debt (as defined below) to the extent provided in the indenture. If we make any payment or distribution of our assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding, the holders of senior debt will first be entitled to receive payment in full of principal of and premium and interest, if any, on such senior debt before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of and premium and interest, if any, on the junior subordinated debentures. However, holders of senior debt will not be entitled to receive payment of any such amounts if the subordination provisions of such senior debt would require holders to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of business.

In the event of the acceleration of the maturity of the junior subordinated debentures, the holders of all senior debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of the junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of or premium or interest, if any, on the junior subordinated debentures. However, holders of senior debt will not be entitled to receive payment of any such amounts if the subordination provisions of such senior debt would require holders to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of business.

No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to senior debt or an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or if any judicial proceedings are pending with respect to any such default.

Debt means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•
every obligation of such person issued or assumed as the deferred purchase price of property or services other than trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of such person;

•	every obligation of such person for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity forward contracts and similar arrangements; and

•
every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

Senior debt means the principal of and premium and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding, on our debt, whether incurred on or prior to the date of the indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debentures or to other debt that is equal or subordinated to the junior subordinated debentures, other than:

•	any debt of ours which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, as amended, was without recourse to us;

•	any debt of ours to any of our subsidiaries, other than subsidiaries that are banks or bank holding companies as defined in the Bank Holding Company Act of 1956, as amended;

•	any debt to any of our employees;

•
any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such debt is subject; and

•	any other debt securities issued pursuant to the indenture.

The indenture places no limitation on the amount of senior debt that we may incur. As of December 31, 2002, our senior debt aggregated approximately $6.8 billion and included $5.3 billion of securities sold under agreements to repurchase and $1.0 billion of commercial paper. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt.

We have represented and warranted in the indenture that, as of the date of issuance of the junior subordinated debentures, we are not obligated in respect of any debt for borrowed money from:

•	any subsidiary that is not a bank or bank holding company as defined in the Bank Holding Company Act of 1956, as amended; or

•	any of our employees,

except, in each case, (i) in respect of debt on which we shall defer payments of principal, interest and premium to the same extent that we defer payments of interest on the junior subordinated debentures; or (ii) in respect of debt incurred in the ordinary course of business.

We have covenanted in the indenture that:

•
except in the ordinary course of business, we will not incur debt for borrowed money from any subsidiary that is not a bank or bank holding company as defined in the Bank Holding Company Act of 1956, as amended, unless, under the terms of such debt, we defer payments of principal, interest and premium, if any, in respect of such debt to the same extent that we defer payments of interest on the junior subordinated debentures; and

•
except in the ordinary course of business, we will not incur debt for borrowed money from any of our employees, unless, under the terms of such debt, we defer payments of principal, interest and premium, if any, in respect of such debt to the same extent that we defer payments of interest on the junior subordinated debentures.

Interest

The junior subordinated debentures will bear interest at a floating rate per annum equal to 3-Month LIBOR (determined in the same manner as the distribution rate for the capital securities above) plus a spread of     %, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, commencing May 15, 2003, to the person in whose name each junior subordinated debenture is registered at the close of business on the fifteenth day (whether or not a business day) next preceding such interest payment date, except as provided below. In the event the junior subordinated debentures are in book-entry only form, the record date for each interest payment date shall be the business day next preceding such interest payment date.

In the event that any interest payment date is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day, except that, if such business day is in the next succeeding month, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The amount of interest payable on the junior subordinated debentures for any interest period will be computed on the basis of the actual number of days in the applicable interest period divided by 360 and rounding the resulting figure to the nearest cent (with one-half cent or more to be rounded upwards). Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof, to the extent permitted by law, at a variable annual rate equal to 3-Month LIBOR plus     %, compounded quarterly.

The Depositary

If junior subordinated debentures are distributed to holders of capital securities in liquidation of such holders’ interests in the trust, DTC will act as securities depositary for the junior subordinated debentures. For a description of DTC and the specific terms of the depositary arrangements, see “Description of the Capital Securities—Book-Entry Only Issuance—The Depository Trust Company.” As of the date of this prospectus supplement, the description in such section of DTC’s book-entry system and DTC’s practices as they relate to purchases, transfers, notices and payments with respect to the capital securities apply in all material respects to any debt obligations represented by one or more global securities held by DTC. We may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities.

Neither State Street, the trust nor the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Option to Extend Interest Payment Period

So long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer payments of interest on the junior subordinated debentures by extending the interest payment period at any time, and from time to time, for a period not exceeding 20 consecutive quarterly periods with respect to each extension period, provided that no extension period may extend beyond the stated maturity of the junior subordinated debentures. As a consequence of any extension period, quarterly distributions on the capital securities would also be deferred by the trust (and the amount of distributions to which holders of the capital securities are entitled will accumulate at a variable annual rate equal to 3-Month LIBOR plus     % in respect of the liquidation amount of $1,000 per capital security) during such extension period. During any such extension period, we will be subject to the restrictions on payments described in “Description of the Junior Subordinated Debentures—Restrictions on Certain Payments” in the accompanying prospectus.

Prior to the termination of any such extension period, we may further extend the payment of interest provided that such extension period, as extended, may not exceed 20 consecutive quarters or extend beyond the stated maturity of the junior subordinated debentures. Upon the termination of any extension period and the payment of all amounts due, we may commence a new extension period subject to the foregoing requirements. There is no limitation on the number of times that we may elect to begin an extension period. All interest shall be due and payable at the end of an extension period. We have no current intention of exercising our right to defer payments of interest by extending any interest payment period on the junior subordinated debentures.

Fixed Early Redemption

On December 15, 2005, we will be required, except as provided below, to redeem the junior subordinated debentures, in whole, but not in part, at a redemption price equal to 100% of the principal amount of the junior subordinated debentures so redeemed plus accrued and unpaid interest thereon to the redemption date, provided that:

•
we are “well-capitalized” for purposes of the then applicable provisions of Regulation Y and we otherwise comply with the then applicable provisions of the then applicable capital adequacy guidelines of the Federal Reserve Board; and

•	the Federal Reserve Board consents to such redemption.

We will base the foregoing capital adequacy determinations on our unaudited consolidated financial statements as of September 30, 2005. If we meet these capital adequacy conditions, we will seek consent from the Federal Reserve Board to redeem the junior subordinated debentures and such redemption will be subject to the consent of the Federal Reserve Board. If the Federal Reserve Board consents to such redemption, we will provide notice to such effect to the property trustee.

As of December 31, 2002, we were “well capitalized” for purposes of Regulation Y requirements and otherwise satisfied existing capital guidelines of the Federal Reserve Board.

Optional Redemption

Subject to our receiving prior approval of the Federal Reserve Board if then required under applicable law, rules, guidelines or policies of the Federal Reserve Board, we will have the right to redeem the junior subordinated debentures in whole, but not in part, at any time within 90 days following the occurrence of a tax event, investment company event or capital treatment event, or, if the approval of the Federal Reserve Board is then required for such redemption, on such later date as promptly as practicable after such approval is obtained. Any such redemption shall be upon not less than 30 or more than 60 days’ notice and at a redemption price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date. See “Description of the Junior Subordinated Debentures—Redemption” in the accompanying prospectus.

A “tax event” means the receipt by the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of the capital securities, there is more than an insubstantial risk that (i) the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures, (ii) interest payable by us on the junior subordinated debentures is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or (iii) the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

An “investment company event” means the receipt by the trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the capital securities.

A “capital treatment event” means our reasonable determination that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the capital securities, there is more than an insubstantial risk that, taking into consideration the terms of the capital securities and the terms of the SPACES, we will not be entitled to treat an amount equal to the aggregate liquidation amount of the capital securities as “Tier 1 Capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us.

Book-Entry and Settlement

If distributed to holders of capital securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the trust, the junior subordinated debentures will be issued in the form of one or more global securities registered in the name of DTC or its nominee. Except under the limited circumstances described below, junior subordinated debentures represented by a global security will not be exchangeable for, and will not otherwise be issuable as, junior subordinated debentures in definitive form. The global securities described above may not be transferred except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary or its nominee.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of junior subordinated debentures in definitive form and will not be considered the holders thereof for any purpose under the indenture, and no global security representing junior subordinated debentures shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

Discontinuance of DTC Services

A global security shall be exchangeable for junior subordinated debentures registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for such global security and no successor depositary shall have been appointed;

•
DTC, at any time, ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at which time DTC is required to be so registered to act as such depositary and no successor depositary shall have been appointed;

•	we, in our sole discretion, determine that such global security shall be so exchangeable; or

•	there shall have occurred an event of default with respect to such junior subordinated debentures.

Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for junior subordinated debentures registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in such global security.

RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE JUNIOR SUBORDINATED
DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the capital securities (to the extent the trust has funds available for the payment of such distributions and other amounts) are irrevocably guaranteed by us as and to the extent set forth under “Description of the Capital Securities Guarantees” in the accompanying prospectus. Taken together, our obligations under each of the junior subordinated debentures, the indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the capital securities. If and to the extent that we do not make payments on any series of junior subordinated debentures, the trust will not pay distributions or other amounts due on the capital securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of capital securities is to institute a legal proceeding directly against us for enforcement of payment of amounts equal to such distributions to such holder. Our obligations under the guarantee are subordinate and junior in right of payment to all our senior debt. See “Relationship Among the Capital Securities, the Corresponding Junior Subordinated Debentures and the Capital Securities Guarantees” in the accompanying prospectus.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of certain United States federal income tax consequences to you of the purchase, ownership, and disposition of the capital securities. Unless otherwise stated, this summary assumes that you hold the capital securities as capital assets (generally, assets held for investment) and that you purchase the capital securities upon original issuance. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, such as the application of the alternative minimum tax, or that may be relevant to you because you are subject to special rules, such as the rules applicable to financial institutions, insurance companies, broker-dealers, regulated investment companies, real estate investment trusts, tax-exempt organizations, persons whose “functional currency” is not the U.S. dollar, persons holding the capital securities as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, this summary does not address any aspects of state, local, or foreign tax laws.

The statements of law or legal conclusion set forth in this summary constitute the opinion of Ropes & Gray, counsel to us and to State Street Capital Trust II. This summary is based upon the Code, Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly with adverse effects. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of capital securities may differ from the treatment described below.

Please consult with your own tax advisors regarding the application of U.S. federal income tax laws to your particular situation and the consequences of federal estate and gift tax laws, state, local and foreign tax laws and tax treaties.

Classification of the Junior Subordinated Debentures and the Trust

Under current law and assuming compliance with the terms of the trust agreement, the trust will not be taxable as a corporation for United States federal income tax purposes. Except as otherwise stated, this section assumes that the trust will not be taxed as a corporation for federal income tax purposes. As a result, you will be required to include in your gross income your pro rata share of the interest income, including original issue discount (“OID”) paid or accrued with respect to the junior subordinated debentures whether or not cash is actually distributed to you. See “—Interest Income and Original Issue Discount.” The junior subordinated debentures will be classified as our indebtedness for United States federal income tax purposes.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. holder. As used in this section, a U.S. holder means a beneficial owner of a capital security that is, for U.S. federal income tax purposes (a) a citizen or resident of the United States; (b) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) a valid election is in place to treat the trust as a U.S. person.

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a debt instrument will be deemed to be issued with OID if there is more than a “remote” contingency that periodic, stated interest payments due on the instrument will not be timely paid. Because the exercise by us of our option to defer the payment of stated interest on the junior subordinated debentures would prevent us from declaring dividends on any class of equity, we believe that the likelihood of our exercising the option is “remote” within the meaning of the regulations. As a result, we intend to take the position that the junior subordinated debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the junior subordinated debentures will be includible in your gross income at the time that such payments are paid or accrued in accordance with your regular method of accounting. The provisions of the regulations governing whether or not a contingency is remote have not yet been addressed in any published rulings or other published interpretations issued by the IRS. Thus, it is possible that the IRS could take a position contrary to the position taken by us.

Exercise of Deferral Option.    If we were to exercise our option to defer the payment of stated interest on the junior subordinated debentures, the junior subordinated debentures would be treated, solely for purposes of the OID rules, as being “re-issued” at such time with OID. Under these rules, you would be required to include OID in gross income, on a current basis, over the period that you held the instrument, even though we would not be making any actual cash payments during the extension period. The amount of interest income includible in your taxable income would be determined on the basis of a constant yield method over the remaining term of the instrument and the actual receipt of future payments of stated interest on the junior subordinated debentures would no longer be separately reported as taxable income. The amount of OID that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the amount of the cash payment of accrued interest due at the end of such period. Any OID included in your income would increase your adjusted tax basis in the junior subordinated debentures and your actual receipt of interest payments would reduce your basis.

Because income on the capital securities will constitute interest income for United States federal income tax purposes, corporate holders of the capital securities will not be entitled to claim a dividends-received deduction in respect of such income.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Trust

We have the right, at any time, to dissolve the trust and cause the junior subordinated debentures to be distributed to you in exchange for the capital securities upon liquidation of the trust. Such right is subject to our having received prior approval of the Federal Reserve Board if then required under applicable capital guidelines or policies. If we exercise our right to dissolve the trust and cause the junior subordinated debentures to be distributed on a pro rata basis to the holders of the capital securities, such distribution (assuming that the trust is not then classified as a corporation for United States federal income tax purposes) would be treated as a nontaxable event to you. In such event, you would have an adjusted tax basis in the junior subordinated debentures received in the liquidation equal to the adjusted tax basis in the capital securities you surrendered therefor and the holding period of the junior subordinated debentures would include the period during which you had held the capital securities. If, however, at the time of such liquidation, the Trust is classified as a corporation for United States federal income tax purposes, the distribution would be a taxable event to you.

If the junior subordinated debentures are redeemed for cash and the proceeds of such redemption are distributed to you in redemption of your capital securities, the redemption would be treated as a sale of the capital securities, in which case you would recognize gain or loss as described immediately below.

Sales of Capital Securities

Upon the sale of capital securities, you will recognize gain or loss (which generally will be capital gain or loss) in an amount equal to the difference between your adjusted tax basis in the capital securities and the amount realized (except to the extent of any amount received in respect of accrued but unpaid interest not previously included in income).

The capital securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures. If you dispose of your capital securities between record dates for payments of distributions thereon you will be required to include as ordinary income either OID (if applicable) or accrued but unpaid interest on the junior subordinated debentures through the date of disposition. To the extent the amount realized is less than your adjusted tax basis, you generally will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding

If you hold the capital securities through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest (including OID, if any) and retirement proceeds on the capital securities, unless an exemption applies. Similarly, unless an exemption applies, you must provide the intermediary or us with your Taxpayer Identification Number for use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting, including a certification that you are not subject to backup withholding and that you are a U.S. person. If you are subject to these requirements but do not comply, the intermediary must withhold a percentage of all amounts payable to you on the capital securities, including principal payments. Under current law, this percentage will be 30% in 2003, 29% in 2004 and 2005 and 28% in years 2006 through 2010, and 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the Taxpayer Identification Number you provided is incorrect.

Backup withholding is not an additional tax. You may use the withheld amounts, if any, as a credit against your federal income tax liability. All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder. As used in this section, a non-U.S. holder means a beneficial owner of a capital security that is not a U.S. holder.

Interest

Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the junior subordinated debentures by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that either (a) pursuant to the “portfolio interest” exception (i) you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote, (ii) you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us, (iii) you are not a bank receiving interest on the junior subordinated debentures on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, and (iv) you certify to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that you are not a U.S. person, provided that if you hold the capital securities through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent and your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries; or (b) you are otherwise entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you or your agent provides to us a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption).

Payments of interest on the junior subordinated debentures that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Sale, Exchange or Retirement of the Capital Securities

Subject to the discussion below concerning effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or retirement of the capital security unless you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the capital security, and other conditions are satisfied.

Effectively Connected Income

The preceding discussion assumes that the interest and gain received by you is not effectively connected with the conduct by you of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in a capital security is effectively connected with such trade or business (a) you will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the junior subordinated debentures in the same manner as if you were a U.S. holder; (b) if you are a foreign corporation, you may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty; and (c) if you are eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

Information Reporting and Backup Withholding

Interest payments you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax. Sale proceeds you receive on a sale of your capital securities through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. We suggest that you consult your tax advisor concerning the application of information reporting and backup withholding rules.

ERISA CONSIDERATIONS

The summary set forth below is based on the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code (and the related regulations and administrative and judicial interpretations) as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the provisions summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

ERISA and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to the provisions of Part 4 of Title I of ERISA, (b) plans described in Section 4975(e)(1) of the Code, including individual retirement accounts and plans maintained for self-employed individuals, (c) any entity whose underlying assets include “plan assets” by reason of a plan’s investment in such entity (each plan and entity described in (a), (b) and this (c) being a “Plan”) and on (d) persons who have certain relationships to any such Plan, which are defined in ERISA and the Code (each such person being a “party in interest” under ERISA and a “disqualified person” under the Code). ERISA also imposes duties on a person who is a fiduciary with respect to a Plan which is subject to ERISA and makes any such person liable for a violation of such duty, and ERISA and the Code prohibit certain transactions between a Plan and a party in interest or a disqualified person with respect to such Plan and can impose sanctions on any party in interest or disqualified person who engages in any such transactions.

Specifically, ERISA imposes certain duties on persons (including individuals and entities) who are fiduciaries of a Plan. Under ERISA, any person who exercises any discretionary authority or control over the administration of such Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan. A Plan may purchase the capital securities subject to the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or similar laws applicable to investments by the Plan. In considering an investment of Plan assets in the capital securities, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provision of ERISA, the Code or any similar law relating to a fiduciary’s duties.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving Plan assets with any party in interest or disqualified person, unless an exemption is available. We (the obligor with respect to the junior subordinated debentures held by the trust) and our affiliates and the property trustee may be a party in interest or a disqualified person with respect to a Plan which purchases or holds the capital securities. A prohibited transaction under ERISA and the Code includes a direct or indirect sale or exchange, or leasing, of any property between the Plan and a party in interest or a disqualified person with respect to such Plan, In addition, a prohibited transaction may occur in connection with a direct or indirect loan or other extension of credit between a Plan and a party in interest or a disqualified person with respect to such Plan.

A purchase or holding of the capital securities by a Plan may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such capital securities are acquired pursuant to and in accordance with an applicable class prohibited transaction exemption, such as Prohibited Transaction Class Exemption (PTCE) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts) or PTCE 96-23 (an exemption for certain transactions determined by an in-house asset manager).

Each purchaser and/or holder (including without limitation any transferee) of the capital securities will be deemed to have represented by its purchase or holding thereof that (a) it is not a Plan and is not purchasing such capital securities on behalf of or with “plan assets” of any Plan, (b) such purchase or holding does not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws without regard to the availability of any prohibited transaction exemption or (c) such purchase or holding does not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws, because a prohibited transaction exemption is available with respect to such transactions and the conditions of such exemption have been satisfied with respect to such purchase or holding.

In addition, a Plan fiduciary considering the purchase or holding of capital securities should be aware that the assets of the trust may be considered “plan assets” of the Plan under ERISA unless either participation in the trust by “benefit plan investors” is not significant or the capital securities meet the conditions for the “publicly offered security” exception to the Department of Labor’s plan asset regulations as set forth in 29 CFR (§) 2510.3-101. No assurance can be made that benefit plan investor participation in the trust will satisfy the “insignificant participation” exception to the Department of Labor’s plan asset regulations, and no monitoring or other measures will be taken regarding the satisfaction of the conditions to such exception. The “publicly offered security” exception (in relevant part) requires that the capital securities (i) be freely transferable, (ii) be a part of a class of securities that is widely held and (iii) be sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and be registered under the Exchange Act within the time period prescribed in the Department of Labor’s plan asset regulations. Whether a security is freely transferable is a facts and circumstances question. However, a class of securities will be deemed to be widely held only if it is a class of securities that is owned by 100 or more investors independent of the issuer and one another. While the capital securities will be sold pursuant to an effective registration statement under the Securities Act of 1933 and while we propose to register such securities under the Exchange Act, the capital securities are not intended to be listed on the New York Stock Exchange or any other securities exchange and prior to this offering there has been no public market for the capital securities. Accordingly, no assurance can be made that the capital securities will satisfy all the conditions to the “publicly offered security” exemption.

In the event that the “publicly offered security” exception were not available and the assets of the trust were deemed to include “plan assets” of each Plan that invests in the capital securities, the property trustee, as well as any other person who exercises any discretion with respect to the junior subordinated debentures, could be a fiduciary and party in interest with respect to the investing Plan. In an effort to avoid certain additional prohibited transactions under ERISA and the Code that could thereby result, each purchaser and holder (including without limitation each transferee) by purchasing or holding the capital securities will be deemed to have directed the trust to invest in the junior subordinated debentures and to have appointed the property trustee. In this regard, it should be noted that, in the event of an event of default, we may not remove the property trustee.

The sale of the capital securities shall not be deemed a representation by us that this investment meets all relevant legal requirements with respect to any Plan. Each Plan should consult its own ERISA and tax advisors and/or counsel regarding the consequences of an investment in the capital securities or any interest therein.

UNDERWRITING

The trust, State Street Corporation and the underwriters for this offering (the “underwriters”) named below have entered into an underwriting agreement with respect to the capital securities being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of capital securities indicated in the following table.

Underwriters	Number of Capital Securities
Goldman, Sachs & Co.
Credit Suisse First Boston Corporation.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
Salomon Smith Barney Inc.
William Blair & Company, L.L.C.
The Williams Capital Group, L.P.

Total	275,000

The underwriters are committed to take and pay for all of the capital securities being offered, if any are taken, other than the capital securities covered by the option described below unless and until this option is exercised.

If the underwriters sell more capital securities than the total number set forth in the table above, the underwriters have an option to buy up to an additional 41,250 capital securities from the trust to cover such sales. They may exercise that option within 30 days from the date of this prospectus supplement. If any capital securities are purchased pursuant to this option, the underwriters will severally purchase capital securities in approximately the same proportion as set forth in the table above.

In view of the fact that the proceeds of the sale of the capital securities will ultimately be used to purchase the junior subordinated debentures of State Street, the underwriting agreement provides that State Street will pay compensation directly to the underwriters. The following table summarizes the underwriting discounts and commissions to be paid to the underwriters by State Street. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase          additional capital securities.

Paid by State Street	No Exercise	Full Exercise
Per Capital Security	$	$
Total	$	$

Capital securities sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any capital securities sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to $         per capital security. Any such securities dealers may resell any capital securities purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to $         per capital security. If all the capital securities are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The capital securities are a new issue of securities with no established trading market. The trust has been advised by the underwriters that the underwriters intend to make a market in the capital securities but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the capital securities.

State Street and the trust have agreed for a period of 90 days not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, capital securities of the trust, any other beneficial interests in the assets of the trust, any preferred or other securities of State Street or the trust that are substantially similar to the capital securities, securities convertible into or exchangeable or exercisable for capital securities, preferred securities or any such substantially similar securities of State Street or the trust, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of capital securities, preferred securities or any such substantially similar securities of State Street or the trust, without the prior written consent of Goldman, Sachs & Co. Notwithstanding the foregoing, neither State Street nor the trust shall be restricted from offering, selling, contracting to sell or otherwise disposing of any capital securities having a maturity of 10 years or greater.

In connection with this offering, the underwriters may purchase and sell the capital securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of capital securities than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional capital securities from the trust in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional capital securities or purchasing capital securities in the open market. In determining the source of capital securities to close out the covered short position, the underwriters will consider, among other things, the price of capital securities available for purchase in the open market as compared to the price at which they may purchase capital securities through their option to purchase additional capital securities from the trust. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing capital securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the capital securities in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of certain bids for or purchases of capital securities made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased capital securities sold by or for the account of such underwriter in stabilizing or short-covering transactions.

The activities by the underwriters may stabilize, maintain or otherwise affect the market price of the capital securities. As a result, the price of the capital securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

State Street estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2.0 million.

State Street and the trust have agreed, jointly and severally, to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, including investment banking and commercial banking transactions, and perform services for, State Street and its affiliates in the ordinary course of business. The underwriters are also acting as underwriters for the concurrent offerings of State Street’s common stock and SPACES.

Deutsche Bank AG, with whom we have entered into a definitive agreement to purchase the Acquired Business, is an affiliate of Deutsche Bank Securities Inc., one of the underwriters. Since more than 10% of the proceeds of this offering will be paid to Deutsche Bank AG as partial payment of the initial purchase price for the Acquired Business, this offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

Each underwriter has agreed that (i) it has not offered or sold, and prior to the six months after the date of issue of the capital securities will not offer or sell any securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied, and will comply with, all applicable provisions of the Financial Services and Markets Act 2000 of Great Britain (“FSMA”) with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom, and (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer or the guarantors.

The capital securities are not and will not be offered, sold, transferred or delivered in or from the Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of this offering may be distributed or circulated in the Netherlands, other than to individuals or legal entities who or which trade or invest in securities in the conduct of a profession or trade (which includes banks, securities firms, insurance companies, pension funds, investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which are regularly active in the financial markets in a professional manner).

In addition and without prejudice to the above, Zero Coupon Notes (as defined below) in definitive form of any Issuer may only be transferred and accepted, directly or indirectly, within, from or into the Netherlands through the mediation of either the relevant Issuer or an admitted institution of Euronext Amsterdam N.V., admitted in a function on one or more markets or systems held or operated by Euronext Amsterdam N.V. (toegelaten instelling), in accordance with the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) of 21 May 1985 (as amended). No such mediation is required: (a) in respect of the transfer and acceptance of rights representing an Interest in a Zero Coupon Note in global form, or (b) in respect of the initial issue of Zero Coupon Notes in definitive form to the first holders thereof, or (c) in respect of the transfer and acceptance of Zero Coupon Notes in definitive form between individuals not acting in the conduct of a business or profession, of (d) in respect of the transfer and acceptance of such Zero Coupon Notes within, from or into the Netherlands if all Zero Coupon Notes (either in definitive form or as rights representing an interest in a Zero Coupon Note in global form) of any particular Series are issued outside the Netherlands and are not distributed into the Netherlands in the course of initial distribution or immediately thereafter. As used herein “Zero Coupon Notes” are Notes that are in bearer form and that constitute a claim for a fixed sum against the relevant Issuer and on which interest does not become due during their tenor or on which no interest is due whatsoever.

The capital securities have not been and will not be registered under the Securities and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any shares in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law or Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

No offer to sell the capital securities has been or will be made in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, except in circumstance which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issue or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the capital securities in Hong Kong other than with respect to the capital securities intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the capital securities may not be circulated or distributed, nor may the capital securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the capital securities to the public in Singapore.

LEGAL MATTERS

Certain matters of Delaware law relating to the validity of the capital securities, the enforceability of the trust agreement and the creation of the trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to State Street and the trust. The validity of the guarantee and the junior subordinated debentures will be passed upon for us by Ropes & Gray, Boston, Massachusetts. Certain matters relating to United States federal income tax considerations will be passed upon for us by Ropes & Gray. Certain legal matters will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York. Truman S. Casner, a partner of Ropes & Gray, is a director of State Street. Mr. Casner owns beneficially a total of 40,984 shares of our common stock. Ropes & Gray performs services for us from time to time.

$1,500,000,000

State Street Corporation

Debt Securities
Preferred Stock
Depositary Shares
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

State Street Capital Trust II
State Street Capital Trust III
State Street Capital Trust IV

Capital Securities Fully and Unconditionally
Guaranteed by State Street Corporation

State Street Corporation may offer and sell Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Warrants, Stock Purchase Contracts and Stock Purchase Units. The Debt Securities and shares of our Preferred Stock may be convertible into or exchangeable for shares of our Common Stock or other securities.

The trusts are Delaware business trusts. Each trust may from time to time:

•	sell capital securities representing undivided beneficial interests in the trust to the public;

•	sell common securities representing undivided beneficial interests in the trust to State Street Corporation;

•	use the proceeds from these sales to buy an equal principal amount of junior subordinated debentures of State Street Corporation; and

•	distribute the cash payments it receives on the junior subordinated debentures it owns to the holders of the capital and common securities.

State Street Corporation will fully and unconditionally guarantee the payment by the trusts of the capital securities based on obligations discussed in this prospectus. This is called the capital securities guarantee.

The common stock of State Street Corporation is traded on the New York Stock Exchange under the symbol “STT.”

We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

A security is not a deposit and the securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Our principal executive offices are located at 225 Franklin Street, Boston, Massachusetts 02110 and our telephone number is (617) 786-3000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2002

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS AND
THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We provide information to you about the securities in two separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities; and

•	the accompanying prospectus supplement, which describes the terms of the securities.

If the terms of your securities vary between the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the prospectus supplement; and

•	this prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Neither we nor the underwriters have taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

i

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. We may offer any of the following securities: debt securities, capital securities and related guarantees, preferred stock, depositary shares, common stock, stock purchase contracts and stock purchase units. We may also offer warrants to purchase debt securities, preferred stock, depositary shares or common stock. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The prospectus supplement may also contain information about certain United States federal income tax considerations relating to the securities covered by the prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “State Street,” “we,” “us,” “our” or similar references mean State Street Corporation.

RISK FACTORS

In deciding whether to purchase our securities, in addition to the other information contained in this prospectus, you should consider carefully any risk factors we may include, if appropriate, in the applicable prospectus supplement or term sheet. You should also consider the “Financial Goals and Factors That May Affect Them” section contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q which are incorporated by reference in this prospectus, as the same may be amended, supplemented or superseded from time to time by our future filings under the Securities Exchange Act of 1934.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers, among other securities, the offer and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.statestreet.com. Our website is not a part of this prospectus.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

SEC Filings	Period
Annual Report on Form 10-K	Year Ended December 31, 2001

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2002
Quarter ended June 30, 2002
Quarter ended September 30, 2002

Current Reports on Form 8-K	Filed March 12, 2002
Filed April 30, 2002
Filed August 2, 2002
Filed August 7, 2002
Filed August 15, 2002
Filed August 19, 2002
Filed September 19, 2002
Filed October 1, 2002
Filed November 5, 2002

Registration Statement on Form 8-A (relating to Common Stock)	Filed on January 18, 1995 and March 7, 1995

Registration Statement on Form 8-A (relating to preferred stock purchase rights)	Filed on January 18, 1995 and March 7, 1995, and as amended on July 7, 1998

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date we sell all of the securities. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet world wide web site at the address described previously. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations
State Street Corporation
225 Franklin Street
Boston, Massachusetts 02110
(617) 664-3477

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference, contains some forward-looking statements with respect to our financial condition, results of operations, plans, objectives, future performance and business, including, without limitation, statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to many factors, including:

•	future revenue may increase or decrease depending upon the extent of increases or decreases in cross-border investments made by clients or future clients;

•	changes in the savings rate of individuals that are invested in mutual funds and other collective funds or in defined contribution plans may affect our revenues;

•	fluctuations in worldwide securities market valuations may affect our revenues;

•
changes in markets served, including the growth rate of collective funds worldwide, the pace of debt issuance, outsourcing decisions, and mergers, acquisitions and consolidations among clients and competitors may affect our revenues;

•
global and regional economic factors and changes or potential changes in laws and regulations affecting our business, including volatile currencies, pace of inflation and changes in monetary policy, and social and political instability, could affect results of operations;

•
legislation may cause changes in the competitive environment in which we operate, which could include, among other things, broadening the scope of activities engaged in by significant competitors, facilitating consolidation of competitors into stronger entities or attracting large and well-capitalized new competitors into our traditional businesses, which may affect future results;

•
changes in accounting principles generally accepted in the United States and applicable to us, while not having an economic impact on our business, could have a material impact on our reported results of operations and the attainment of the current measures of our financial goals;

•
any occurrence which may limit our access to the funds markets, such as a decline in the confidence of debt purchasers, depositors or counterparties in the funds markets in general or with us in particular, or a downgrade of our debt rating, may affect our future results;

•	failure to meet minimum capital requirements and the status of “well capitalized” under the regulatory framework applicable to us could adversely affect our business;

•	market interest rate levels, the shape of the yield curve and the direction of interest rate changes affect net interest revenue and securities lending revenue;

•	the degree of volatility in foreign exchange rates can affect the amount of foreign exchange trading revenue;

•	the pace of pension reform and resulting programs, including public and private pension schemes, may affect the pace of revenue growth;

•
future prices that we are able to obtain for our products may increase or decrease from current levels depending upon demand for our products, our competitors’ activities and the introduction of new products into the marketplace;

•	the pace at which we attract new clients and at which existing and new clients use additional services and assign additional assets to us for management or custody will affect future results;

•	changes in business mix, including the mix of U.S. and non-U.S. business, may affect future results;

•
unforeseen events, including terrorist or military actions and resulting political and social turmoil, could cause damage to our physical facilities or cause delays or disruptions to operational functions, including information processing and financial market settlement functions;

•	technological change and our ability to develop and market new and innovative services may be more difficult or expensive than anticipated;

•	our ability to effectively assimilate services, technologies, key personnel or businesses of acquired companies may affect future results; and

•	changes may occur in securities markets which may affect revenue.

STATE STREET CORPORATION

We are a bank holding company organized under the laws of the Commonwealth of Massachusetts and a leading provider of services to institutional investors and investment managers worldwide. We were organized in 1970 and conduct our business principally through our subsidiary, State Street Bank and Trust Company (State Street Bank) which traces its beginnings to the founding of Union Bank in 1792. The charter under which State Street Bank now operates was authorized by a special act of the Massachusetts Legislature in 1891, and its present name was adopted in 1960. We are also a financial holding company. Our executive offices are located at 225 Franklin Street, Boston, Massachusetts 02110 (telephone (617) 786-3000).

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to fixed charges and preferred dividends were as follows for the five most recent fiscal years and for the nine-month period ended September 30, 2002:

	Nine Months Ended September 30, 2002	Year Ended December 31,
		2001	2000	1999	1998	1997
Ratio of earnings to fixed charges	3.11x	1.96x	1.67x	2.02x	1.77x	1.93x
Ratio of earnings to fixed charges and preferred dividends	3.11x	1.96x	1.67x	2.02x	1.77x	1.93x

Under SEC regulations and for the purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Under SEC regulations, fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement or term sheet relating to a specific issue of securities. Our general corporate purposes may include extending credit to, or funding investments in, our subsidiaries. The precise amounts and the timing of our use of the net proceeds will depend upon our subsidiaries’ funding requirements and the availability of other funds. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds to reduce our short-term indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our growth, through acquisitions or otherwise, or to fund our subsidiaries. We and State Street Bank regularly investigate possible acquisitions.

DESCRIPTION OF DEBT SECURITIES

The senior debt securities will be issued under an indenture dated as of August 2, 1993 (the senior indenture) between us and U.S. Bank National Association, as successor senior trustee. The subordinated debt securities (other than the junior subordinated debentures) will be issued under an indenture dated as of June 15, 2000 (the subordinated indenture) between us and Bank One Trust Company, N.A., as subordinated trustee. A copy of each indenture is an exhibit to the registration statement that contains this prospectus.

The following summaries of all material terms of the indentures are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respective indentures, including the definitions of terms. The following summaries describe the general terms and provisions of the debt securities to be offered by any prospectus supplement. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities so offered, will be described in the prospectus supplement relating to such offered securities.

The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of State Street. The subordinated debt securities will be unsecured and will be subordinated to all existing and future senior indebtedness and other financial obligations of State Street as described under “Subordinated Debt Securities—Subordination” beginning on page 12. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities we are offering under this prospectus, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain of our banking subsidiaries to us and our non-banking subsidiaries are restricted by federal and state statutes and regulations.

General

We may issue the debt securities from time to time, without limitation as to aggregate principal amount and in one or more series. We expect from time to time to incur additional indebtedness that may be senior to the debt securities. Neither the indentures nor the debt securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities which may be issued by us or our subsidiaries, including indebtedness which may rank senior to the debt securities. The debt securities will not be secured.

We may issue debt securities upon the satisfaction of conditions contained in the indentures. The applicable prospectus supplement will include the terms of that issue of debt securities, including:

•	the title and series designation;

•	the aggregate principal amount and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities which may be issued under the applicable indenture;

•	any fixed or variable interest rate or rates per annum;

•	the date from which any interest shall accrue;

•	any interest payment dates;

•	whether the debt securities are senior or subordinated;

•	the stated maturity date;

•	whether the debt securities are to be issued in global form;

•	any sinking fund requirements;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the minimum denominations;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the place or places where payments or deliveries on the debt securities shall be made and the debt securities may be presented for registration of transfer or exchange;

•	whether any of the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

•	any index used to determine the amount of payment of principal of, and any premium and interest on, the debt securities;

•	the person to whom any interest on the debt securities of the series shall be payable if other than the registered holder thereof;

•	the manner in which the amount that shall be deemed to be the principal amount of the debt securities on or prior to the maturity date shall be determined;

•
any additional or different events of default that apply to any debt securities of the series and any change in the right of the trustee or the required holders of those debt securities to declare the principal thereof due and payable;

•	the terms, if any, pursuant to which debt securities may be converted into or exchanged for shares of our capital stock or other of our securities;

•	any additional or different covenants that apply to any debt securities of the series; and

•	any other terms of the debt securities that are not inconsistent with the provisions of the applicable indenture.

Please see the accompanying prospectus supplement or the terms sheet you have received or will receive for the terms of the specific debt securities we are offering. We may deliver this prospectus before or concurrently with the delivery of a terms sheet. We may issue debt securities under the indentures upon the exercise of warrants to purchase debt securities. Please see “Description of Warrants.” Nothing in the indentures or in the terms of the debt securities will prohibit the issuance of securities representing subordinated indebtedness that is senior or junior to the subordinated debt securities.

Prospective purchasers of debt securities should be aware that special federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if they apply.

Debt securities may be issued as original issue discount securities which bear no interest or interest at a rate which at the time of issuance is below market rates and which will be sold at a substantial discount below their principal amount. In the event that the maturity of any original issue discount security is accelerated, the amount payable to the holder of the original issue discount security upon acceleration will be determined in accordance with the applicable prospectus supplement, the terms of such security and the relevant indenture, but will be an amount less than the amount payable at the maturity of the principal of such original issue discount security. Special federal income tax and other considerations relating to original issue discount securities will be described in the applicable prospectus supplement.

The indentures provide that without the consent of any holders, we and the trustee may enter into one or more supplemental indentures for certain purposes, including:

•	to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indentures; and

•	to add any additional events of default, in the case of the senior indenture, and events of default or defaults, in the case of the subordinated indenture.

In the event any sinking fund is established for the retirement of debt securities of any series, we may satisfy all or any part of the sinking fund payments with debt securities of such series under certain circumstances and to the extent provided for by the terms of such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the covenants contained in the indentures and the debt securities will not protect holders in the event of a sudden decline in our creditworthiness that might result from a recapitalization, restructuring, or other highly leveraged transaction.

Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, we will issue each series of debt securities in registered form only, without coupons and in denominations of $1,000 or integral multiples thereof. Holders may present debt securities in registered form for transfer or exchange for other debt securities of the same series at the office or agency of State Street maintained for such purpose.

No service charge will be made for any transfer or exchange of the debt securities but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

Payment and Place of Payment

Unless otherwise indicated in the applicable prospectus supplement, we will pay principal of and any premium and interest on the debt securities at the office or agency of State Street maintained for such purpose. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses.

Events of Default

The following are “events of default” under the senior indenture and “defaults” under the subordinated indenture with respect to any series of debt securities:

•	default in the payment of any principal or premium when due;

•	default in the payment of any interest when due, which continues for 30 days;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any other obligation contained in the senior indenture for the benefit of debt securities of that series, which continues for 60 days after written notice;

•	acceleration of other indebtedness of at least $20,000,000 of us or of State Street Bank, which is not annulled within 30 days after written notice;

•	specified events in bankruptcy, insolvency or reorganization; and

•	any other default or event of default provided with respect to debt securities of that series.

If an event of default under the senior indenture occurs and is continuing for any series of debt securities, the senior trustee or the holders of at least 25% in aggregate principal amount or issue price of the outstanding securities of that series may declare the principal amount of all the securities of that series, or any lesser amount provided for in the debt securities of that series, to be due and payable or deliverable immediately. At any time after the senior trustee or the holders have accelerated any series of debt securities, but before the senior trustee has obtained a judgment or decree for payment of money due or delivery of the maturity consideration, the holders of a majority in aggregate principal amount or issue price of outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration.

Under the subordinated indenture, an “event of default” is limited to certain events involving the bankruptcy, insolvency or reorganization of State Street. The subordinated debt securities will automatically be accelerated upon the occurrence of an “event of default” resulting from bankruptcy, insolvency or reorganization. In the case of a default in the payment of interest or principal, or premium, if any, State Street will be required, upon the demand of the trustee, to pay to it, for the benefit of the holders of the subordinated debt securities, the whole amount then due and payable on such subordinated debt securities for principal, including any sinking fund payment or analogous obligations, and premium, if any, and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal, and premium, if any, and on any overdue interest, at the rate or rates prescribed in such subordinated debt securities. In the case of any default with respect to the subordinated debt securities, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the subordinated debt securities by such appropriate judicial proceedings as the trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any such covenant or in aid of the exercise of any power granted in the subordinated indenture, or to enforce any other proper remedy.

The holders of a majority in principal amount or aggregate issue price of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

•	in an obligation contained in, or a provision of, an indenture which cannot be modified under the terms of that indenture without the consent of each holder of each series of debt securities affected.

The holders of a majority in principal amount or issue price of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that any direction is not in conflict with any rule of law or the indenture. Subject to the provisions of the indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

A holder of any debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy thereunder, if:

•	that holder previously gives to the trustee written notice of a continuing event of default with respect to debt securities of that series;

•
the holders of not less than 25% in aggregate principal amount or issue price of the outstanding debt securities of that series also shall have offered the trustee reasonable indemnity and made written request to the trustee to institute such proceeding as trustee;

•	the trustee shall not have received from the holders of a majority in principal amount or issue price of the outstanding debt securities of that series a direction inconsistent with such request; and

•	the trustee shall have failed to institute such proceeding within 60 days.

However, any holder of a debt security has the absolute right to institute suit for any defaulted payment after the due dates for payment under that debt security.

We are required to furnish to the trustees annually a statement as to the performance of our obligations under the indentures and as to any default in such performance.

Modification and Waiver

Each indenture may be modified and amended by us and the applicable trustee with the consent of holders of at least 66 2/3% in principal amount or issue price of each series of debt securities affected. However, without the consent of each holder of any debt security affected, we may not amend or modify any indenture to:

•	change the stated maturity date of the principal or any installment of principal or interest on, any debt security;

•	reduce the principal amount or the rate of interest on, or any premium payable upon the redemption of, any debt security;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity;

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security;

•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security;

•	in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of the subordinated debt securities;

•
reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default.

From time to time we and the applicable trustee may, without the consent of the holders of the debt securities, waive or supplement each indenture for specified purposes, including, among other things:

•	evidencing the succession of another person to State Street;

•	adding to the covenants of State Street for the benefit of the holders of all or any series of debt securities;

•	adding any additional events of default for the benefit of the holders of all or any series of debt securities;

•
adding to, changing or eliminating any of the provisions of the indentures, provided that any such addition, change or elimination shall not apply to any outstanding debt securities nor modify the rights of any holder of any such outstanding debt securities, or shall become effective only when there is no debt security outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision;

•	curing ambiguities, defects or inconsistencies without materially and adversely affecting the holders of the debt securities; and

•
evidencing and providing for the acceptance of appointment under the indentures by a successor trustee with respect to the debt securities of one or more series and adding to or changing any of the provisions of the indentures as shall be necessary to provide for or facilitate the administration of the trusts under the indentures by more than one trustee.

The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the applicable indenture, except as described under “Events of Default” beginning on page 8.

Consolidation, Merger and Sale of Assets

Unless otherwise indicated in the applicable prospectus supplement, we may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that:

•
the resulting corporation, if other than us, is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of our obligations on the debt securities under the indentures;

•	we are not, or any successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the indentures; and

•	certain other conditions are met.

Regarding the Trustees

U.S. Bank National Association is the trustee under the senior indenture. Bank One Trust Company, N.A. is the trustee under the subordinated indenture. We and certain of our subsidiaries, including State Street Bank, maintain banking relations with the trustees in the ordinary course of business.

International Offering

If specified in the applicable prospectus supplement, we may issue debt securities outside the United States. Such debt securities may be issued in bearer form and will be described in the applicable prospectus supplement. In connection with any offering outside the United States, we will designate paying agents, registrars or other agents with respect to the debt securities, as specified in the applicable prospectus supplement.

Debt securities issued outside the United States may be subject to certain selling restrictions which will be described in the applicable prospectus supplement. These debt securities may be listed on one or more foreign stock exchanges as described in the applicable prospectus supplement. Special United States tax and other considerations, if any, applicable to an offering outside the United States will be described in the applicable prospectus supplement.

Limitation Upon Disposition of Voting Stock or Assets of State Street Bank

The senior indenture prohibits us and State Street Bank, so long as any of the senior debt securities are outstanding, from selling or otherwise disposing of, or granting a security interest in or permitting the issuance of, any voting stock or any security convertible or exercisable into voting stock of State Street Bank or any of our subsidiaries that owns voting stock or any security convertible or exercisable into voting stock of State Street Bank.

This restriction does not apply to dispositions made by us or any subsidiary:

•	if such disposition or issuance is for fair market value as determined by our Board of Directors; and

•
if after giving effect to such disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own directly not less than 80% of the voting stock of such principal constituent bank or any subsidiary which owns a principal constituent bank.

The subordinated indenture does not contain a similar restriction on our ability to engage in or permit such transactions to occur.

Defeasance

We may terminate or “defease” our obligations under the indentures of any series of debt securities, provided that certain conditions are met, including:

•
we shall have deposited irrevocably with the trustee as trust funds in trust, in each case, in an amount, in U.S. dollars or U.S. government obligations, which through the payment of interest, principal or premium, if any, in respect thereof in accordance with their terms, will provide an amount sufficient to pay the entire amount of the debt securities;

•
an opinion of independent counsel shall have been delivered to the trustee to the effect that the holders of the debt securities of such series will have no federal income tax consequences as a result of such deposit and termination;

•	no event of default under the senior indenture or default under the subordinated indenture may exist or be caused by the defeasance; and

•	the defeasance shall not cause an event of default under any of our other agreements or instruments.

Subordinated Debt Securities

The subordinated debt securities will be our direct, unsecured obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will rank equally with all of our outstanding subordinated indebtedness that is not specifically stated to be junior to the subordinated debt securities.

Subordination

The subordinated debt securities will be subordinated in right of payment to all “senior indebtedness,” as defined below. In certain events of insolvency, payments on the subordinated debt securities will also be effectively subordinated in right of payment to all “other financial obligations,” as defined below. In certain circumstances relating to our liquidation, dissolution, winding up, reorganization, insolvency or similar proceedings, the holders of all senior indebtedness will first be entitled to receive payment in full before the holders of the subordinated debt securities will be entitled to receive any payment on the subordinated debt securities. If, after all payments have been made to the holders of senior indebtedness, (A) there are amounts available for payment on the subordinated debt securities and (B) any person entitled to payment according to the terms of our other financial obligations has not received full payment, then amounts available for payments on the subordinated debt securities will first be used to pay in full such other financial obligations before any payment may be made on the subordinated debt securities.

In the event of the acceleration of the maturity of any debt securities, all senior indebtedness and other financial obligations will have to be repaid before any payment can be made on the subordinated debt securities.

In addition, no payment may be made on the subordinated debt securities in the event:

•	there is a default in any payment or delivery with respect to any senior indebtedness; or

•	there is an event of default with respect to any senior indebtedness which permits the holders of such senior indebtedness to accelerate the maturity of the senior indebtedness.

By reason of this subordination in favor of the holders of senior indebtedness, in the event of an insolvency, our creditors who are not holders of senior indebtedness or the subordinated debt securities may recover less, proportionately, than holders of senior indebtedness and may recover more, proportionately, than holders of the subordinated debt securities. By reason of the obligation of the holders of subordinated debt securities to pay over any amount remaining after payment of senior indebtedness to persons in respect of our other financial obligations, in the event of insolvency, holders of our existing subordinated indebtedness may recover more, ratably, than the holders of subordinated debt securities.

Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities, senior indebtedness is defined in the subordinated indenture as the principal of, premium, if any, and interest on:

•
all of our “indebtedness” as defined below, except (A) subordinated debt securities issued under the subordinated indenture, (B) such indebtedness that is expressly stated to be junior in right of payment to the subordinated debt securities and (C) indebtedness that is expressly stated to rank equal with the subordinated debt securities; and

•	any deferrals, renewals or extensions of any senior indebtedness.

The term indebtedness means indebtedness, whether secured or unsecured, for which we or any corporation that succeeds to our business as permitted under the subordinated indenture, is liable directly or indirectly by guarantee, letter of credit, obligation to purchase or otherwise:

•	for borrowed money; or

•	incurred in connection with the acquisition by us of assets other than in the ordinary course of business.

Unless otherwise specified in the prospectus supplement relating to the particular series of subordinated debt securities offered thereby, other financial obligations means:

•	our obligations under direct credit substitutes;

•	our obligations, or any obligation directly or indirectly guaranteed by us, for purchased money or funds;

•	any of our deferred obligations, or any such obligations directly or indirectly guaranteed by us, incurred in connection with the acquisition by us of assets; and

•
all of our obligations to make payment pursuant to the terms of financial instruments, such as: (A) securities contracts and foreign currency exchange contracts; (B) derivative instruments, such as swap agreements, including interest rate and foreign exchange rate swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts; and (C) similar financial instruments, other than obligations on account of senior indebtedness and obligations on account of indebtedness for money borrowed ranking equal with or subordinate to the subordinated debt securities, including our existing subordinated indebtedness.

As of September 30, 2002, we had approximately $300,500,000 in subordinated debt outstanding and approximately $915,000,000 of senior indebtedness and other financial obligations outstanding.

The subordinated indenture does not limit or prohibit the incurrence by us or any of our subsidiaries, including State Street Bank, of additional senior indebtedness or other financial obligations, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. Any prospectus supplement relating to a particular series of subordinated debt securities will set forth the aggregate amount of our indebtedness senior to the subordinated debt securities as of a recent date.

The subordinated debt securities shall rank equal in right of payment with each other and with our existing subordinated indebtedness, subject to the obligations of the holders of subordinated debt securities to pay over amounts remaining after payment of senior indebtedness to persons in respect of other financial obligations.

The prospectus supplement may further describe the provisions, if any, which may apply to the subordination of the subordinated debt securities of a particular series.

Restrictive Covenants

The subordinated indenture does not contain any significant restrictive covenants. The prospectus supplement relating to a series of subordinated debt securities may describe certain restrictive covenants, if any, to which we may be bound under the subordinated indenture.

Governing Law

Both indentures are, and the senior debt securities and subordinated debt securities will be, governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE TRUSTS

Each of the trusts is a statutory business trust formed under Delaware law pursuant to a trust agreement, signed by State Street, as depositor of each trust, and the property trustee, the Delaware trustee and the administrative trustees (each as defined below), and the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement of each trust will be amended and restated in its entirety (each as so amended and restated, a trust agreement) prior to the issuance of capital securities by the trust, substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended.

Each trust exists for the exclusive purposes of:

•	issuing the capital securities and common securities representing undivided beneficial interests in the assets of the trust;

•	investing the gross proceeds of the capital securities and the common securities (together, the trust securities) in junior subordinated debentures; and

•	engaging in only those activities necessary or incidental thereto.

All of the common securities will be directly or indirectly owned by us. The common securities of each trust will rank equally, and payments will be made pro rata with the capital securities of that trust, except that upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. We will acquire common securities of each trust in an aggregate liquidation amount equal to at least three percent of the total capital of each trust.

Each trust’s business and affairs will be conducted by its trustees, each appointed by State Street as holder of the common securities. The trustees of each trust will be Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as the property trustee, Bank One Delaware, Inc., as the Delaware trustee and two individual trustees, the administrative trustees, who are employees or officers of or affiliated with State Street. Bank One Trust Company, N.A., as property trustee, will act as sole trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. Bank One Trust Company, N.A. will also act as trustee under the guarantees and the junior subordinated indenture. See “Description of the Capital Securities Guarantees” and “Description of the Junior Subordinated Debentures.”

The holder of the common securities of each trust, or the holders of a majority in liquidation amount of the trust’s capital securities if an event of default under the trust agreement has occurred and is continuing, will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee for such trust. The right to vote to appoint, remove or replace the administrative trustees is vested exclusively in the holders of the common securities, and in no event will the holders of capital securities have such right.

Unless otherwise specified in the applicable prospectus supplement, each trust has a term of approximately 55 years, but may be terminated earlier as provided in the applicable trust agreement.

State Street will pay all fees and expenses related to the trusts and the offering of trust securities.

The principal executive office of each trust is c/o State Street Bank and Trust Company, N.A.,  61 Broadway, 15th Floor, New York, New York 10006, telephone number (212) 612-3000.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

We may issue junior subordinated debentures from time to time in one or more series under a junior subordinated indenture, dated as of December 15, 1996, as supplemented from time to time between us and Bank One Trust Company, N.A. (as successor in interest to The First National Bank of Chicago), as trustee, who we refer to as the debenture trustee. The junior subordinated indenture is qualified under the Trust Indenture Act, and terms of the junior subordinated debentures will include those stated in the junior subordinated indenture and those made part of the junior subordinated indenture by reference to the Trust Indenture Act.

Set forth below is a description of the general terms of the junior subordinated debentures in which the trusts will invest the proceeds from the issuance and sale of the trust securities. The particular terms of the junior subordinated debentures will be described in the prospectus supplement relating to the particular capital securities being offered. The following description is not intended to be complete and is qualified by the junior subordinated indenture, which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act.

General

We will issue the junior subordinated debentures as unsecured debt. The junior subordinated debentures will be fully subordinated as set forth in the junior subordinated indenture. See “—Subordination” below. Each series of junior subordinated debentures will rank equally with all other series of junior subordinated indentures. The junior subordinated indenture does not limit the aggregate principal amount of junior subordinated debentures which may be issued and provides that the junior subordinated debentures may be issued from time to time in one or more series. Because we are a holding company, our rights and the rights of our creditors, including the holders of the junior subordinated debentures, to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Except as otherwise provided in the applicable prospectus supplement, the junior subordinated indenture does not limit the incurrence or issuance by us of other secured or unsecured debt.

The prospectus supplement relating to the particular junior subordinated debentures being offered will describe the terms of those securities, which may include:

•	the title of the junior subordinated debentures;

•	any limit upon the aggregate principal amount of junior subordinated debentures;

•	the date or dates on which the principal of the junior subordinated debentures is payable or the method of determination thereof;

•	any fixed or variable interest rate or rates per annum;

•	any interest payment dates;

•	any provisions relating to the deferral of payment of any interest;

•
the place where the principal of and premium, if any, and interest on the junior subordinated debentures will be payable and where the junior subordinated debentures may be presented for registration of transfer or exchange;

•	any provisions for redemption, the redemption price and any remarketing arrangements;

•	the minimum denominations;

•	whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

•	any index used to determine the amount of payment of principal of, and any premium and interest on, the debt securities;

•
any additional or different events of default that apply to any debt securities of the series and any change in the right of the trustee or the required holders of those debt securities to declare the principal thereof due and payable;

•	any additional or different covenants that apply to any debt securities of the series;

•
any additions or changes to the junior subordinated indenture with respect to such junior subordinated debentures necessary to permit the issuance of the junior subordinated debentures in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•
the terms and conditions relating to the issuance of a temporary global security representing all of the junior subordinated debentures and the exchange of such temporary global security for definitive junior subordinated debentures;

•	whether the junior subordinated debentures will be issued in whole or in part in the form of one or more global securities and the depositary for any such global securities;

•	the appointment of any paying agent or agents;

•	the terms and conditions of any obligation or right of State Street or a holder to convert or exchange the junior subordinated debentures into capital securities; and

•	any other terms of the debt securities that are not inconsistent with the provisions of the applicable indenture.

Junior subordinated debentures may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Material United States federal income tax consequences and special considerations applicable to any such junior subordinated debentures will be described in the applicable prospectus supplement.

If a prospectus supplement specifies that the junior subordinated debentures will be denominated in a currency or currency unit other than United States dollars, the prospectus supplement shall also specify the denomination in which the junior subordinated debentures will be issued and the coin or currency in which the principal, premium, if any, and interest, if any, on the junior subordinated debentures will be payable, which may be United States dollars based upon the exchange rate for such other currency or currency unit existing on or about the time a payment is due.

If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of junior subordinated debentures, special United States federal income tax, accounting and other considerations will be described in the applicable prospectus supplement.

Additional Interest

If, at any time a trust is required to pay any taxes, duties, assessments or governmental charges of whatever nature, other than withholding taxes, imposed by the United States, or any other taxing authority, then we will be required to pay additional interest on the junior subordinated debentures. The amount of any additional interest will be an amount sufficient so that the net amounts received and retained by the trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts that the trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This means that the trust will be in the same position it would have been in if it did not have to pay such taxes, duties, assessments or other charges.

Denominations, Registration and Transfer

Unless otherwise indicated in the applicable prospectus supplement, we will issue the junior subordinated debentures in registered form only, without coupons. Junior subordinated debentures of any series will be exchangeable for other junior subordinated debentures of the same issue and series, of any authorized denominations, of a like principal amount, of the same original issue date and stated maturity and bearing the same interest rate.

Junior subordinated debentures may be presented for exchange as provided above, and may be presented for registration of transfer at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purposes. No service charge will be made for any transfer or exchange of the junior subordinated debentures. However, we or the debenture trustee may require a holder to pay an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. We will appoint the debenture trustee as securities registrar under the junior subordinated indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar, initially designated by us with respect to any series of junior subordinated debentures, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment of such series. We may at any time designate additional transfer agents with respect to any series of junior subordinated debentures.

In the event of any redemption, neither we nor the debenture trustee will be required to:

•
issue, register the transfer of, or exchange, junior subordinated debentures of any series during a period beginning at the opening of business 15 days before the day of selection for redemption and ending at the close of business on the day of mailing of notice of redemption; or

•
transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, we will pay principal and any premium and interest on junior subordinated debentures (other than those in global form) at the office of the debenture trustee in the City of New York or at the office of any paying agent that we may designate from time to time. However, at our option, it may pay any interest by check mailed to the holders of registered junior subordinated debentures at their registered addresses or by transfer to an account maintained by a holder of registered junior subordinated debentures, as specified in the securities register. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest on junior subordinated debentures will be made to the person in whose name the junior subordinated debentures are registered on the applicable record date, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent, provided that we at all times maintain a paying agent in each place of payment for each series of junior subordinated debentures.

Any amounts deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal or any premium, if any, or interest on any junior subordinated debentures and remaining unclaimed for two years after such amounts have become due and payable shall, at our request, be repaid to us, and the holder of the junior subordinated debenture will be able to look only to us for payment, as a general unsecured creditor.

Option to Defer Interest Payments

If provided in the applicable prospectus supplement, we will have the right from time to time during the term of any series of junior subordinated debentures to defer payment of interest for up to such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement. Such deferral, however, may not extend beyond the stated maturity of such series of junior subordinated debentures. Certain United States federal income tax consequences and special considerations applicable to any such junior subordinated debentures will be described in the applicable prospectus supplement.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, the junior subordinated debentures will not be subject to any sinking fund.

Unless otherwise indicated in the applicable prospectus supplement, we may, at our option and subject to receipt of prior approval by the Federal Reserve (if required), redeem the junior subordinated debentures of any series in whole at any time or in part from time to time. If the junior subordinated debentures of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or describe such conditions. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debenture so redeemed will equal any accrued and unpaid interest thereon to the redemption date, plus 100% of the principal amount thereof.

Except as otherwise specified in the applicable prospectus supplement, if a tax event (as defined below) in respect of a series of junior subordinated debentures or an investment company event or capital treatment event (each as defined below) shall occur and be continuing, we may, at our option and subject to receipt of prior approval by the Federal Reserve (if required), redeem such series of junior subordinated debentures in whole, but not in part, at any time within 90 days following of the occurrence of such tax event, investment company event or capital treatment event, at a redemption price equal to 100% of the principal amount of such junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption, except as otherwise specified in the applicable prospectus supplement.

Tax event means the receipt by the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of such capital securities, there is more than an insubstantial risk that (i) the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the corresponding series of corresponding junior subordinated debentures, (ii) interest payable by State Street on such series of corresponding junior subordinated debentures is not, or within 90 days of the date of such opinion, will not be, deductible by State Street, in whole or in part, for United States federal income tax purposes, or (iii) such trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Investment company event means the receipt by the trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the issuance of the capital securities.

Capital treatment event means our reasonable determination that, as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable capital securities under the applicable trust agreement, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the liquidation amount of the applicable capital securities as “Tier I Capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to us.

Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on such junior subordinated debentures or portions thereof called for redemption.

Restrictions on Certain Payments

If junior subordinated debentures are issued to a trust or a trustee of a trust in connection with the issuance of trust securities by a trust and:

•
there shall have occurred and be continuing an event of default with respect to the junior subordinated debentures of which we have actual knowledge and which we have not taken reasonable steps to cure;

•	we shall be in default relating to our payment of any obligations under the guarantee; or

•
we shall have given notice of our election to defer payments of interest on the junior subordinated debentures by extending the interest payment period and such period, or any extension of such period, shall be continuing;

then:

•	we shall not declare or pay any dividends or distributions on, or redeem, purchase acquire or make a liquidation payment with respect to, any shares of our capital stock, other than:

(1)
repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period;

(2)
as a result of an exchange or conversion of any class or series of our capital stock for any capital stock of our subsidiaries or for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

(3)	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

(4)
any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

(5)
any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; and

•
we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally in all respects with or junior to the junior subordinated debentures of such series.

Limitation on Mergers and Sales of Assets

The junior subordinated indenture provides that we may not consolidate with, or merge into, any other corporation or convey or transfer our properties and assets substantially as an entirety unless:

•	the successor entity is a corporation, partnership or trust organized in the United States and expressly assumes our obligations under the junior subordinated indenture;

•
after giving effect thereto, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the junior subordinated indenture;

•	such transaction is permitted under the related trust agreement and guarantee; and

•	certain other conditions as prescribed by the junior subordinated indenture are met.

The covenants contained in the indenture would not necessarily protect holders of the junior subordinated debentures in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Events of Default, Waiver and Notice

The junior subordinated indenture provides that the following are events of default relating to the junior subordinated debentures:

•	default in the payment of the principal of, or premium, if any, on, any junior subordinated debentures at maturity;

•	default for 30 days in the payment of any installment of interest on any junior subordinated debentures;

•	default for 90 days after written notice in the performance of any other covenant in respect of the junior subordinated debentures; and

•	specified events of bankruptcy, insolvency or reorganization of State Street.

If an event of default (other than specified events of bankruptcy, insolvency or reorganization) under the junior subordinated indenture shall occur and be continuing, either the debenture trustee or the holders of not less than 25 percent in aggregate principal amount of the junior subordinated debentures of that series then outstanding may declare the principal of all junior subordinated debentures of that series to be due and payable immediately. If the holders of junior subordinated debentures fail to make such declaration, the holders of at least 25 percent in aggregate liquidation amount of the related capital securities shall have such right. If an event of default arising from specified events of bankruptcy, insolvency or reorganization shall occur, the principal amount of the junior subordinated debentures of that series then outstanding shall automatically become immediately due and payable.

Under certain circumstances, the holders of a majority in aggregate outstanding principal amount of that series of junior subordinated debentures may annul the declaration and waive the default. If the holders of junior subordinated debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the related capital securities shall have such right.

The holders of a majority in aggregate outstanding principal amount of that series of junior subordinated debentures may waive any default, except (i) a default in payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due other than by acceleration has been deposited with the debenture trustee) or (ii) a default in respect of a covenant or provision that under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture. If the holders of junior subordinated debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the related capital securities shall have such right.

The holders of a majority in principal amount of the junior subordinated debentures of any series affected shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee under the junior subordinated indenture.

We are required to furnish to the debenture trustee annually a statement as to the performance of our obligations under the junior subordinated indenture and as to any default in such performance.

If a debenture event of default shall have occurred and be continuing, the property trustee will have the right to declare the principal of and the interest on the corresponding junior subordinated debentures, and any other amounts payable under the junior subordinated indenture, to be due and payable and to enforce its other rights as a creditor with respect to the corresponding junior subordinated debentures.

Distribution of the Junior Subordinated Debentures

Under circumstances discussed more fully in the prospectus supplement involving the dissolution of a trust, provided that any required regulatory approval is obtained, junior subordinated debentures will be distributed to the holders of the trust securities in liquidation of that trust. See “Description of the Capital Securities—Liquidation Distribution upon Dissolution.”

If the junior subordinated debentures are distributed to the holders of the capital securities, we will use our best efforts to have the junior subordinated debentures listed on the New York Stock Exchange or on such other national securities exchange or similar organization on which the capital securities are then listed or quoted.

Modification of Junior Subordinated Indenture

From time to time we and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, waive or supplement the junior subordinated indenture for specified purposes, including, among other things:

•	evidencing the succession of another person to State Street;

•	conveying, transferring, assigning, mortgaging or pledging any property to or with the debenture trustee or surrendering any right or power conferred upon us in the junior subordinated indenture;

•	adding to the covenants of State Street for the benefit of other holders of all or any series of securities;

•	adding any additional events of default for the benefit of other holders of all or any series of securities;

•
changing or eliminating any of the provisions of the junior subordinated indenture, provided that any such change or elimination shall not apply to any outstanding securities, or shall become effective only when there is no security outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision;

•	curing ambiguities, defects or inconsistencies without materially and adversely affecting the holders of the junior subordinated debentures or the related capital securities;

•
evidencing and providing for the acceptance of appointment under the junior subordinated indenture by a successor trustee with respect to the securities of one or more series and adding to or changing any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee; and

•	qualifying the junior subordinated indenture under the Trust Indenture Act.

We and the debenture trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in principal amount of the junior subordinated debentures at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each junior subordinated debenture affected thereby:

•	modify the payment terms of the junior subordinated debentures; or

•	reduce the percentage of holders of junior subordinated debentures necessary to modify or amend the indenture or waive compliance by us with any covenant or past default.

If the junior subordinated debentures are held by a trust or a trustee of a trust, no modification may be made that adversely affects the holders of the related capital securities, and no termination of the junior subordinated indenture may occur, and no waiver of any event of default or compliance with any covenant will be effective without the prior consent of a majority in liquidation preference of trust securities of that trust. If the consent of the holder of each outstanding junior subordinated debenture is required, no modification shall be effective without the prior consent of each holder of related capital securities.

In addition, we and the debenture trustee may execute, without the consent of any holder of junior subordinated debentures, any supplemental junior subordinated indenture for the purpose of creating any new series of junior subordinated debentures.

Enforcement of Certain Rights by Holders of Capital Securities

If a debenture event of default with respect to a series of corresponding junior subordinated debentures has occurred and is continuing and such event of default is the result of our failure to pay interest or principal on the corresponding junior subordinated debentures when due, a holder of related capital securities may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of or interest on such corresponding junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the related capital securities. We may not amend the junior subordinated indenture to remove this right without the prior written consent of the holders of all of the capital securities outstanding. If such right is removed, the applicable trust may become subject to reporting obligations under the Exchange Act. We will have the right under the junior subordinated indenture to set off any payment made by us to such holder of capital securities in connection with any such direct action.

The holders of the capital securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph unless there shall have been an event of default under the applicable trust agreement. Please see “Description of the Capital Securities—Events of Default; Notice.”

Defeasance and Discharge

The junior subordinated indenture provides that when:

(1)
all junior subordinated debentures not previously delivered to the debenture trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense;

(2)	we deposit with the debenture trustee, in trust, funds sufficient to pay all the principal of, and interest and premium, if any, on the junior subordinated debentures when such payments are due;

(3)	we have paid all other sums payable under the indenture by us; and

(4)
we have delivered to the debenture trustee an officers’ certificate and an opinion of counsel each stating that all conditions precedent in the indenture relating to the satisfaction and discharge of the indenture have been complied with, then the junior subordinated indenture will cease to be of further effect (except as to our obligations to pay all other sums due under the junior subordinated indenture and to provide the officers’ certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the junior subordinated indenture.

Conversion or Exchange

The junior subordinated debentures may be convertible or exchangeable into junior subordinated debentures of another series or into capital securities of another series, on the terms provided in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of capital securities or other securities to be received by the holders of junior subordinated debentures would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Subordination

The junior subordinated indenture contains a covenant by us that any junior subordinated debentures issued thereunder will be subordinate and junior in right of payment to all senior debt (as defined below) to the extent provided therein. If we make any payment or distribution of our assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding, the holders of senior debt will first be entitled to receive payment in full of principal of and premium and interest, if any, on such senior debt before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of and premium and interest, if any, on the junior subordinated debentures. However, holders of senior debt will not be entitled to receive payment of any such amounts if the subordination provisions of such senior debt would require holders to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of our business.

In the event of the acceleration of the maturity of any junior subordinated debentures, the holders of all senior debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of the junior subordinated debentures will be entitled to receive or retain any payment in respect of the principal of or premium or interest, if any, on the junior subordinated debentures. However, the holders of senior debt will not be entitled to receive payment of any such amounts if the subordination provisions of such senior debt would require holders to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of State Street’s business.

No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to senior debt or an event of default with respect to any senior debt resulting in the acceleration of the maturity thereof, or if any judicial proceedings are pending with respect to any such default.

Debt means, with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•
every obligation of such person issued or assumed as the deferred purchase price of property or services other than trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of such person;

•	every obligation of such person for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity forward contracts and similar arrangements; and

•
every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

Senior debt means the principal of and premium and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not such claim for post-petition interest is allowed in such proceeding, on debt, whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the junior subordinated debentures or to other debt that is equal or subordinated to the junior subordinated debentures, other than:

•	any debt of State Street which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, as amended, was without recourse to State Street;

•	any debt of State Street to any of its subsidiaries;

•	any debt to any of our employees;

•
any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such debt by the holders of the junior subordinated debentures as a result of the subordination provisions of the junior subordinated indenture would be greater than such payments otherwise would have been as a result of any obligation of such holders of such debt to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such debt is subject; and

•	any other debt securities issued pursuant to the junior subordinated indenture.

The junior subordinated indenture places no limitation on the amount of senior debt that we may incur. We expect from time to time to incur additional indebtedness and other obligations constituting senior debt.

The junior subordinated indenture provides that any of the subordination provisions described above that relate to any particular issue of junior subordinated debentures may be changed prior to such issuance. Any such change would be described in the applicable prospectus supplement.

Governing Law

The junior subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

The Debenture Trustee

The debenture trustee will have all of the duties and responsibilities specified under the Trust Indenture Act. Subject to those provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the junior subordinated indenture at the request of any holder of junior subordinated debentures unless offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured it.

Corresponding Junior Subordinated Debentures

State Street may issue one or more series of junior subordinated debentures under the junior subordinated indenture with terms corresponding to the terms of a series of related capital securities. In each such instance, concurrently with the issuance of each trust’s capital securities, the trust will invest the proceeds thereof and the consideration paid by us for the common securities in the series of corresponding junior subordinated debentures issued by us to such trust. Each series of corresponding junior subordinated debentures will be in the principal amount equal to the aggregate stated liquidation amount of the related capital securities and the common securities of the trust and will rank equally with all other series of junior subordinated debentures. Holders of the related capital securities for a series of corresponding junior subordinated debentures will have the rights, in connection with modifications to the junior subordinated indenture or upon occurrence of debenture events of default as described under “—Modification of Junior Subordinated Indenture,” “—Events of Default, Waiver and Notice” and “—Enforcement of Certain Rights by Holders of Capital Securities.”

Unless otherwise specified in the applicable prospectus supplement, if a tax event relating to a trust shall occur and be continuing, we may, at our option and subject to prior approval of the Federal Reserve (if required), redeem the corresponding junior subordinated debentures at any time within 90 days of the occurrence of such tax event, in whole but not in part, subject to the provisions of the junior subordinated indenture and whether or not such corresponding junior subordinated debentures are then redeemable at our option. The redemption price for any corresponding junior subordinated debentures shall be equal to 100% of the principal amount of such corresponding junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable trust is the holder of all the outstanding corresponding junior subordinated debentures of such series, the proceeds of any such redemption will be used by the trust to redeem the corresponding trust securities in accordance with their terms. We may not redeem a series of corresponding junior subordinated debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debentures of such series for all interest proceeds terminating on or prior to the date of redemption.

We will covenant, as to each series of corresponding junior subordinated debentures:

(1)	to directly or indirectly maintain 100% ownership of the common securities of the trust unless a permitted successor succeeds to ownership of the common securities;

(2)	not to voluntarily terminate, wind up or liquidate any trust, except, if so specified in the applicable prospectus supplement and upon prior approval of the Federal Reserve (if required):

•	in connection with a distribution of corresponding junior subordinated debentures to the holders of the capital securities in exchange therefor upon liquidation of the trust, or

•
in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement, in either such case, if so specified in the applicable prospectus supplement upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies; and

(3)
to use our reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

DESCRIPTION OF THE CAPITAL SECURITIES

The capital securities will be issued pursuant to the terms of an amended and restated trust agreement. The trust agreement will be qualified as an indenture under the Trust Indenture Act. The property trustee, Bank One Trust Company, N.A., will act as trustee for the capital securities under the trust agreement for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the capital securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

Set forth below is a summary of the material terms and provisions of the capital securities. This summary, which describes the material provisions of the capital securities, is not intended to be complete and is qualified by the trust agreement, the form of which is filed as an exhibit to the registration statement which contains this prospectus supplement, the Delaware Business Trust Act and the Trust Indenture Act.

General

The declaration of trust authorizes the trustees to issue the trust securities on behalf of the trust. The trust securities represent undivided beneficial interests in the assets of the trust. We will own, directly or indirectly, all of the common securities. The common securities rank equally, and payments will be made on a pro rata basis, with the capital securities. However, if an event of default under a trust’s trust agreement occurs and is continuing, the rights of the holders of the common securities to receive payments will be subordinated to the rights of the holders of the capital securities.

The trust agreement does not permit the trust to issue any securities other than the trust securities or to incur any indebtedness. Under the trust agreement, the property trustee will own the junior subordinated debentures purchased by the trust for the benefit of the holders of the trust securities. Each guarantee agreement executed by us for the benefit of the holders of a trust’s trust securities, each a guarantee, will be a guarantee on a subordinated basis with respect to the related trust securities but will not guarantee payment of distributions or amounts payable on redemption or liquidation of such trust securities when the related trust does not have funds on hand available to make such payments. Please see “Descriptions of the Capital Securities Guarantees.”

Distributions

Distributions on the capital securities:

•	will be cumulative;

•	will accumulate from the date of original issuance; and

•	will be payable on such dates as specified in the applicable prospectus supplement.

In the event that any date on which distributions are payable on the capital securities is not a business day, then payment of the distribution will be made on the next succeeding business day, and without any interest or other payment in respect to any such delay, except that, if such business day is in the next calendar year, payment of the distribution will be made on the immediately preceding business day. Each date on which distributions are payable in accordance with the foregoing is referred to as a distribution date. The term distribution includes any interest payable on unpaid distributions unless otherwise stated.

The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed per 30-day month. Distributions to which holders of capital securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement.

If provided in the applicable prospectus supplement, we have the right under the junior subordinated indenture, pursuant to which we will issue the corresponding junior subordinated debentures, to defer the payment of interest on any series of the corresponding junior subordinated debentures for up to a number of consecutive interest payment periods that will be specified in the prospectus supplement relating to such series (an extension period), provided that no extension period may extend beyond the stated maturity of the corresponding junior subordinated debentures.

As a consequence of any such deferral, distributions on the related capital securities would be deferred, but would continue to accumulate additional distributions at the rate per annum, if any, set forth in the prospectus supplement for such capital securities, by the trust during any extension period. If we exercise our deferral right, then during any extension period, we may not:

•
make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally in all respects with or junior in interest to the junior subordinated debentures of such series; or

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock, other than:

•
repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period,

•
as a result of an exchange or conversion of any class or series of our capital stock or any capital stock of our subsidiaries, for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock,

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged,

•
any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto, or

•
any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

The revenue of each trust available for distribution to holders of its capital securities will be limited to payments under the corresponding junior subordinated debentures in which the trust will invest the proceeds from the issuance and sale of its trust securities. Please see “Description of Junior Subordinated Debentures—Corresponding Junior Subordinated Debentures.” If we do not make interest payments on such corresponding junior subordinated debentures, the property trustee will not have funds available to pay distributions on the related capital securities. The payment of distributions, if and to the extent the trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, is guaranteed by us on the basis set forth under “Description of the Capital Securities Guarantees.”

Distributions on the capital securities will be payable to the holders thereof as they appear on the register of such trust on the relevant record dates, which, as long as the capital securities remain in book-entry form, will be one business day prior to the relevant date of distribution. Subject to any applicable laws and regulations and the provisions of the applicable trust agreement, each such payment will be made as described under “Global Securities—Book-Entry Issuance.” In the event any capital securities are not in book-entry form, the relevant record date for such capital securities shall be the date at least 15 days prior to the relevant date of distribution, as specified in the applicable prospectus supplement.

Redemption or Exchange

Mandatory Redemption

Upon the repayment or redemption, in whole or in part, of any corresponding junior subordinated debentures, whether at maturity or upon earlier redemption as provided in the junior subordinated indenture, the property trustee shall apply the proceeds from such repayment or redemption to redeem a like amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the aggregate liquidation amount of such trust securities plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of such corresponding junior subordinated debentures. Please see “Description of Junior Subordinated Debentures—Redemption.” If less than all of any series of corresponding junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption will be allocated pro rata to the redemption of the related capital securities and the common securities. The amount of premium, if any, paid by us upon the redemption of all or any part of any series of any corresponding junior subordinated debentures to be repaid or redeemed on a redemption date shall be allocated pro rata to the redemption of the related capital securities and the common securities.

We will have the right to redeem any series of corresponding junior subordinated debentures:

•	on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time; or

•
at any time, in whole, but not in part, upon the occurrence of a tax event, investment company event or capital treatment event, in any case subject to receipt of prior approval by the Federal Reserve (if required). Please see “Description of Junior Subordinated Debentures—Redemption.”

If any tax event, investment company event or capital treatment event in respect of a series of capital securities and common securities shall occur and be continuing, then within 90 days of such occurrence we will have the right to redeem the corresponding junior subordinated debentures in whole, but not in part, and thereby cause a mandatory redemption of such capital securities and common securities in whole, but not in part, at the redemption price. In the event a tax event, investment company event or capital treatment event in respect of a series of capital securities and common securities has occurred and is continuing and we do not elect to redeem the corresponding junior subordinated debentures and thereby cause a mandatory redemption of such capital securities and common securities or to dissolve the related trust and cause the corresponding junior subordinated debentures to be distributed to holders of such capital securities and common securities in exchange therefor upon liquidation of the trust as described below, such capital securities will remain outstanding.

Like amount means:

•
with respect to a redemption of any series of trust securities, trust securities of such series having a liquidation amount (as defined below) equal to that portion of the principal amount of corresponding junior subordinated debentures to be contemporaneously redeemed in accordance with the junior subordinated indenture, the proceeds of which will be used to pay the redemption price of such trust securities; and

•
with respect to a distribution of corresponding junior subordinated debentures to holders of any series of trust securities in exchange therefor in connection with a dissolution or liquidation of the related trust, corresponding junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such corresponding junior subordinated debentures would be distributed.

Liquidation amount means the stated amount per trust security as set forth in the applicable prospectus supplement.

Distribution of Corresponding Junior Subordinated Debentures

We have the right at any time to dissolve any trust and, after satisfaction of the liabilities of creditors of such trust as provided by applicable law, cause such corresponding junior subordinated debentures in respect of the related capital securities and common securities issued by such trust to be distributed to the holders of such related capital securities and common securities in exchange for such trust securities. This may require the prior approval of the Federal Reserve Board.

After the liquidation date fixed for any distribution of corresponding junior subordinated debentures for any series of capital securities:

•	such series of capital securities will no longer be deemed to be outstanding;

•
the depositary or its nominee, as the record holder of such series of capital securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debentures to be delivered upon such distribution; and

•
any certificates representing such series of capital securities not held by The Depository Trust Company (DTC) or its nominee will be deemed to represent the corresponding junior subordinated debentures having a principal amount equal to the stated liquidation amount of such series of capital securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on such series of capital securities until such certificates are presented to the administrative trustees or their agent for transfer or reissuance.

We cannot assure you as to the market prices for the capital securities or the corresponding junior subordinated debentures that may be distributed in exchange for capital securities if a dissolution and liquidation of a trust were to occur. Accordingly, the capital securities that an investor may purchase, or the corresponding junior subordinated debentures that the investor may receive on dissolution and liquidation of a trust, may trade at a discount to the price that the investor paid to purchase the capital securities.

Redemption Procedures

Capital securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debentures. Redemptions of the capital securities shall be made and the redemption price shall be payable on each redemption date only to the extent that the related trust has funds on hand available for the payment of such redemption price. See also “—Subordination of Common Securities.”

If a trust gives a notice of redemption of its capital securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such capital securities. Please see “Global Securities—Book-Entry Issuance.” If such capital securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such capital securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such capital securities.

Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any capital securities called for redemption will be payable to the holders of such capital securities on the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit:

•
all rights of the holders of such capital securities will cease, except the right of the holders of such capital securities to receive the redemption price and any distribution payable in respect of such capital securities on or prior to the redemption date, but without interest; and

•	such capital securities will cease to be outstanding.

In the event that any date fixed for redemption of capital securities is not a business day, then payment of the redemption price will be made on the next succeeding business day, and without any interest or any other payment in respect of any such delay, except that, if such business day falls in the next calendar year, such payment will be made on the immediately preceding business day. In the event that payment of the redemption price in respect of capital securities called for redemption is improperly withheld or refused and not paid either by the trust or by us pursuant to the relevant guarantee as described under “Description of the Capital Securities Guarantees,” distributions on such capital securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust for such capital securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, United States federal securities law), we or our subsidiaries may at any time and from time to time purchase outstanding capital securities by tender, in the open market or by private agreement.

Payment of the redemption price on the capital securities and any distribution of corresponding junior subordinated debentures to holders of capital securities will be made to the applicable recordholders as they appear on the register for such capital securities on the relevant record date. However, if any capital securities are not in book-entry form, the relevant record date for such capital securities will be a date at least 15 days prior to the redemption date or liquidation date, as applicable, as specified in the applicable prospectus supplement.

If less than all of the capital securities and common securities issued by a trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such capital securities and common securities to be redeemed shall be allocated pro rata to the capital securities and the common securities based upon the relative liquidation amounts of such classes. The property trustee will select the particular capital securities to be redeemed on a pro rata basis not more than 60 days prior to the redemption date from the outstanding capital securities not previously called for redemption, using any method that the property trustee deems fair and appropriate, including the selection for redemption of portions of the liquidation amount of capital securities in the minimum amounts that are specified in the applicable prospectus supplement. The property trustee shall promptly notify the trust registrar in writing of the capital securities selected for redemption and the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of capital securities shall relate, in the case of any capital securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of capital securities which has been or is to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to the registered address of each holder of trust securities to be redeemed.

Subordination of Common Securities

Payment of distributions on, and the redemption price of, each trust’s capital securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of such capital securities and common securities. If, however, on any distribution date or redemption date a debenture event of default shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of the trust’s common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the trust’s outstanding capital securities for all distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the trust’s outstanding capital securities then called for redemption, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust’s capital securities then due and payable.

In the case of any event of default under the applicable trust agreement resulting from a debenture event of default, we as holder of such trust’s common securities, will be deemed to have waived any right to act with respect to any such event of default under the applicable trust agreement until the effect of all such events of default with respect to such capital securities have been cured, waived or otherwise eliminated. Until all events of default under the applicable trust agreement with respect to the capital securities have been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of such capital securities and not on our behalf, and only the holders of such capital securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

Pursuant to each trust agreement, each trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

•	certain events of bankruptcy, dissolution or liquidation of State Street;

•
the distribution of a like amount of the corresponding junior subordinated debentures to the holders of its trust securities, if we, as depositor, have given written direction to the property trustee to dissolve such trust, subject to our having received prior approval of the Federal Reserve, if required;

•	redemption of all of the trust’s capital securities as described under “Redemption or Exchange—Mandatory Redemption;” and

•	the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

If an early dissolution occurs as described above, the trustees will liquidate the trust as expeditiously as possible by distributing, after satisfaction of liabilities to creditors of such trust as provided by applicable law, to the holders of such trust securities a like amount of the corresponding junior subordinated debentures. If the property trustee determines that such distribution is not practical, then the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of such trust as provided by applicable law, an amount equal to, in the case of holders of capital securities, the aggregate liquidation amount plus accrued and unpaid distributions to the date of payment (such amount being the liquidation distribution). If the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such trust on its capital securities shall be paid on a pro rata basis. The holder(s) of such trust’s common securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its capital securities, except that if a debenture event of default has occurred and is continuing, the capital securities shall have a priority over the common securities.

Events of Default; Notice

Any one of the following events constitutes an event of default under the trust agreement of a trust (a trust event of default) regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

•
the occurrence of a debenture event of default with respect to the corresponding junior subordinated debentures held by such trust (please see “Description of the Junior Subordinated Debentures—Events of Default, Waiver and Notice”); or

•
the default by the property trustee in the payment of any distribution on any trust security of such trust when such becomes due and payable, and continuation of such default for a period of 30 days; or

•	the default by the property trustee in the payment of any redemption price of any trust security of such trust when such becomes due and payable; or

•
the default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in such trust agreement, other than a covenant or warranty of default in the performance of which or the breach of which is dealt with above, and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting trustee or trustees by the holders of at least 25% in aggregate liquidation amount of the outstanding capital securities of the applicable trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under such trust agreement; or

•	the occurrence of certain events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 90 days.

Within the 90 days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of such event of default to the holders of such trust’s capital securities, the administrative trustees and to us, as depositor, unless such event of default shall have been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we or they are in compliance with all the conditions and covenants applicable to us and to them under each trust agreement.

If a debenture event of default with respect to the corresponding junior subordinated debentures held by a trust has occurred and is continuing, the capital securities of such trust shall have a preference over such trust’s common securities as described above. See “—Subordination of Common Securities” and “—Liquidation Distribution Upon Dissolution.” The existence of an event of default does not entitle the holders of capital securities to accelerate the maturity of such securities.

Removal of Trustees

Unless a debenture event of default shall have occurred and be continuing, any trustee may be removed at any time by the holder of the common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding capital securities. In no event will the holders of the capital securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in us, as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

Unless an event of default shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the common securities, and the administrative trustees shall have the power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of such trust property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. If a debenture event of default has occurred and is continuing, the property trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under each trust agreement, provided such person shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trusts

A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to us or any other person, except as described below or as otherwise described in the trust agreement. A trust may, at our request, with the consent of the holders of at least a majority in liquidation amount of the capital securities and without the consent of the administrative trustees, the property trustee or the Delaware trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any state if:

•	such successor entity either:

(1)	expressly assumes all of the obligations of such trust with respect to the capital securities, or

(2)
substitutes for the capital securities other securities having substantially the same terms as the capital securities, the successor securities, so long as the successor securities rank the same as the capital securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the corresponding junior subordinated debentures;

•
the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the capital securities are then listed, if any;

•
such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the capital securities to be downgraded by any nationally recognized statistical rating organization;

•
such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect;

•	such successor entity has a purpose substantially identical to that of the trust;

•
prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

(1)
such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the capital securities (including any successor securities) in any material respect, and

(2)
following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•
we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, a trust may not, except with the consent of holders of 100% in liquidation amount of the capital securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

Except as provided below and under “Description of the Capital Securities Guarantees—Amendments and Assignment” and as otherwise required by law and the applicable trust agreement, the holders of the capital securities will have no voting rights.

We and the administrative trustees may amend each trust agreement without the consent of the holders of the capital securities, unless such amendment will materially and adversely affect the interests of any holder of capital securities:

•
to cure any ambiguity, correct or supplement any provisions in such trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such trust agreement, which may not be inconsistent with the other provisions of such trust agreement; or

•
to modify, eliminate or add to any provisions of such trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an “investment company” under the Investment Company Act.

Any such amendments will become effective when notice thereof is given to the holders of trust securities.

We, the administrative trustees and the property trustee may amend each trust agreement with:

•	the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding trust securities; and

•	receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from status as an “investment company” under the Investment Company Act.

Without the consent of each holder of trust securities, the trust agreement may not be amended to:

•	change the amount or timing of any distribution required to be made in respect of the trust securities as of a specified dates; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

So long as the property trustee holds any corresponding junior subordinated debentures, the trustees may not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding capital securities:

•
direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the property trustee with respect to such corresponding junior subordinated debentures;

•	waive any past default that is waivable under the junior subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the corresponding junior subordinated debentures is due and payable; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or such corresponding junior subordinated debentures, where such consent shall be required.

If a consent under the junior subordinated indenture would require the consent of each holder of corresponding junior subordinated debentures affected thereby, no such consent may be given by the property trustee without the prior consent of each holder of the corresponding capital securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the capital securities except by subsequent vote of the holders of the capital securities. The property trustee will notify each holder of the capital securities of any notice of default with respect to the corresponding junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the capital securities, prior to taking any of the foregoing actions, the trustees will obtain an opinion of counsel experienced in such matters to the effect that such action would not cause the trust to be classified as other than a grantor trust for United States federal income tax purposes.

Any required approval of holders of capital securities may be given at a meeting of holders of capital securities convened for such purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of capital securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of capital securities in the manner set forth in each trust agreement.

No vote or consent of the holders of capital securities will be required for a trust to redeem and cancel its capital securities in accordance with the applicable trust agreement.

Notwithstanding that holders of capital securities are entitled to vote or consent under any of the circumstances described above, any of the capital securities that are owned by us or our affiliates or the trustees or any of their affiliates, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

Payments on the capital securities shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates. If any trust’s capital securities are not held by the depositary, such payments shall be made by check mailed to the address of the holder as such address shall appear on the register.

Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and to the administrative trustees. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to us and to the property trustee. In the event that the property trustee shall no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and to us, to act as paying agent.

Registrar and Transfer Agent

Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the capital securities.

Registration of transfers of capital securities will be effected without charge by or on behalf of each trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trusts will not be required to register or cause to be registered the transfer of their capital securities after such capital securities have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only the duties that are specifically set forth in each trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent individual would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the applicable trust agreement at the request of any holder of capital securities unless offered indemnity satisfactory to it by such holder against the costs, expenses and liabilities that might be incurred. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of capital securities are entitled under such trust agreement to vote, then the property trustee will take any action that we direct. If we do not provide direction, the property trustee may take any action that it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Trust Expenses

Pursuant to the trust agreement of each trust, we, as depositor, agree to pay:

•	all debts and other obligations of each trust (other than with respect to the capital securities);

•
all costs and expenses of each trust (including costs and expenses relating to the organization of each trust, the fees and expenses of the trustees and the cost and expenses relating to the operation of each trust); and

•	any and all taxes and costs and expenses with respect thereto (other than United States withholding taxes) to which each trust might become subject.

Governing Law

Each trust agreement will be governed by and construed in accordance with the laws of Delaware.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the trusts in such a way that no trust will be required to register as an investment company under the Investment Company Act or characterized as other than a grantor trust for United States federal income tax purposes. The administrative trustees are authorized and directed to conduct their affairs so that the corresponding junior subordinated debentures will be treated as indebtedness of State Street for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each trust or each trust agreement, that we and the administrative trustees determine to be necessary or desirable to achieve such end, as long as such action does not materially and adversely affect the interests of the holders of the related capital securities.

Holders of the capital securities have no preemptive or similar rights.

No trust may borrow money or issue debt or mortgage or pledge any of its assets.

COMMON SECURITIES

In connection with the issuance of capital securities, each trust will issue one series of common securities having the terms, including distributions, redemption, voting and liquidation rights, set forth in the applicable prospectus supplement. Except for voting rights, the terms of the common securities will be substantially identical to the terms of the capital securities. The common securities will rank equally, and payments will be made on the common securities pro rata, with the capital securities, except that, upon an event of default, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the capital securities. Except in limited circumstances, the common securities of a trust carry the right to vote to appoint, remove or replace any of the trustees of that trust. We will own, directly or indirectly, all of the common securities of each trust.

DESCRIPTION OF THE CAPITAL SECURITIES GUARANTEES

Set forth below is a summary of information concerning the capital securities guarantees that we will execute and deliver for the benefit of the holders of capital securities. Each capital securities guarantee will be qualified as an indenture under the Trust Indenture Act. Bank One Trust Company, N.A. will act as the guarantee trustee for purposes of the Trust Indenture Act. The terms of each capital securities guarantee will be those set forth in the capital securities guarantee and those made part of the capital securities guarantee by the Trust Indenture Act. The summary of the material terms of the capital securities guarantees is not intended to be complete and is qualified in all respects by the provisions of the form of capital securities guarantee which is filed as an exhibit to the registration statement which contains this prospectus, and the Trust Indenture Act. The guarantee trustee will hold each capital securities guarantee for the benefit of the holders of the capital securities of the applicable trust.

General

Pursuant to and to the extent set forth in the capital securities guarantee, we will irrevocably and unconditionally agree to pay in full to the holders of the trust securities, except to the extent paid by the trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert, the following payments, which are referred to as guarantee payments, without duplication:

•	any accrued and unpaid distributions that are required to be paid on the capital securities, to the extent the trust has funds available for distributions;

•	the redemption price, plus all accrued and unpaid distributions, to the extent the trust has funds available for redemptions, relating to any capital securities called for redemption by the trust; and

•
upon a voluntary or involuntary dissolution, winding-up or termination of the trust, other than in connection with the distribution of junior subordinated debentures to the holders of capital securities or the redemption of all of the capital securities, the lesser of:

(1)	the aggregate of the liquidation amount and all accrued and unpaid distributions on the capital securities to the date of payment; and

(2)	the amount of assets of the trust remaining for distribution to holders of the capital securities in liquidation of the trust.

The redemption price and liquidation amount will be fixed at the time the capital securities are issued.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts to the holders of capital securities or by causing the trust to pay such amounts to such holders.

The capital securities guarantees will not apply to any payment of distributions except to the extent a trust shall have funds available for such payments. If we do not make interest payments on the junior subordinated debentures purchased by a trust, the trust will not pay distributions on the capital securities and will not have funds available for such payments. Please see “—Status of the Guarantees.” Because we are a holding company, our rights to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Except as otherwise provided in the applicable prospectus supplement, the capital securities guarantees do not limit the incurrence or issuance by us of other secured or unsecured debt.

The capital securities guarantees, when taken together with our obligations under the junior subordinated debentures, the indentures and the trust agreements, including our obligations to pay costs, expenses, debts and liabilities of the trusts, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis of payments due on the capital securities.

We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the capital securities guarantees, except that upon an event of default under the indenture, holders of capital securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Guarantees

Each capital security guarantee will be unsecured and will rank:

•	subordinate and junior in right of payment to all our other liabilities in the same manner as the junior subordinated debentures; and

•	equally with all other capital security guarantees that we issue.

Each capital securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may sue the guarantor to enforce its rights under the guarantee without suing any other person or entity. Each capital securities guarantee will be held for the benefit of the holders of the related trust securities and will be discharged only by payment of the guarantee payments in full to the extent not paid by the trust or upon the junior subordinated debentures.

Amendments and Assignment

The capital securities guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate liquidation amount of the outstanding capital securities. No vote will be required, however, for any changes that do not adversely affect the rights of holders of capital securities. All guarantees and agreements contained in the capital securities guarantee will bind our successors, assignees, receivers, trustees and representatives and will be for the benefit of the holders of the capital securities then outstanding.

Termination of the Guarantees

Each capital securities guarantee will terminate upon full payment of the redemption price of all capital securities, upon distribution of the junior subordinated debentures to the holders of the trust securities or upon full payment of the amounts payable in accordance with the trust agreement upon liquidation of such trust. Each capital securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of capital securities must restore payment of any sums paid under the capital securities or the capital securities guarantee.

Events of Default

An event of default under a capital securities guarantee will occur if we fail to perform any payment or other obligations under the capital securities guarantee.

The holders of a majority in liquidation amount of the capital securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the capital securities guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the capital securities guarantee. Any holder of capital securities may institute a legal proceeding directly against us to enforce the guarantee trustee’s rights and our obligations under the capital securities guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee trustee or any other person or entity.

As guarantor, we are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all applicable conditions and covenants applicable under the capital securities guarantee.

Information Concerning the Guarantee Trustee

Prior to the occurrence of a default relating to a capital securities guarantee, the guarantee trustee is required to perform only the duties that are specifically set forth in the capital securities guarantee. Following the occurrence of a default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. If the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a capital securities guarantee at the request of any holder of capital securities, unless offered indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred thereby.

We and our affiliates maintain certain accounts and other banking relationships with the guarantee trustee and its affiliates in the ordinary course of business.

Governing Law

The capital securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

RELATIONSHIP AMONG THE CAPITAL SECURITIES, THE CORRESPONDING JUNIOR
SUBORDINATED DEBENTURES AND THE CAPITAL SECURITIES GUARANTEES

As set forth in the trust agreements, the sole purpose of the trusts is to issue the trust securities and to invest the proceeds in the junior subordinated debentures.

As long as payments of interest and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

•	the aggregate principal amount of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

•	the interest rate and the interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the trust securities;

•
under the junior subordinated indenture, we will pay, and the trusts will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the trusts, other than those relating to the trust securities; and

•	the trust agreements further provide that the trustees may not cause or permit the trusts to engage in any activity that is not consistent with the purposes of the trusts.

To the extent that funds are available, we guarantee payments of distributions and other payments due on the capital securities to the extent described in this prospectus. If we do not make interest payments on the junior subordinated debentures, the trust will not have sufficient funds to pay distributions on the capital securities. Each capital securities guarantee is a subordinated guarantee in relation to the capital securities. The capital securities guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions. Please see “Description of the Capital Securities Guarantees.”

We have the right to set off any payment that we are otherwise required to make under the junior subordinated indenture with any payment that we have previously made or are concurrently on the date of such payment making under a related guarantee.

The capital securities guarantees cover the payment of distributions and other payments on the capital securities only if and to the extent that we have made a payment of interest or principal or other payments on the junior subordinated debentures. The capital securities guarantees, when taken together with our obligations under the junior subordinated debentures and the indenture and our obligations under the trust agreement, will provide a full and unconditional guarantee of distributions, redemption payments and liquidation payments on the capital securities.

If we fail to make interest or other payments on the junior subordinated debentures when due, taking account of any extension period, the trust agreements allow the holders of the capital securities to direct the property trustee to enforce its rights under the junior subordinated debentures. If the property trustee fails to enforce these rights, any holder of capital securities may directly sue us to enforce such rights without first suing the property trustee or any other person or entity.

A holder of capital securities may institute a direct action if a trust agreement event of default has occurred and is continuing and such event is attributable to our failure to pay interest or principal on the junior subordinated debentures when due. A direct action may be brought without first (1) directing the property trustee to enforce the terms of the junior subordinated debentures or (2) suing us to enforce the property trustee’s rights under the junior subordinated debentures. In connection with such direct action, we will be subrogated to the rights of such holder of capital securities under the trust agreement to the extent of any payment made by us to such holder of capital securities. Consequently, we will be entitled to payment of amounts that a holder of capital securities receives in respect of an unpaid distribution to the extent that such holder receives or has already received full payment relating to such unpaid distribution from a trust.

We acknowledge that the guarantee trustee will enforce the capital securities guarantees on behalf of the holders of the capital securities. If we fail to make payments under the capital securities guarantees, the holders of the capital securities may direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the capital securities guarantees, any holder of capital securities may directly sue us to enforce the guarantee trustee’s rights under the capital securities guarantees. Such holder need not first sue the trust, the guarantee trustee, or any other person or entity. A holder of capital securities may also directly sue us to enforce such holder’s right to receive payment under the capital securities guarantees. Such holder need not first (1) direct the guarantee trustee to enforce the terms of the capital securities guarantee or (2) sue the trust or any other person or entity.

A default or event of default under any of our senior debt would not constitute a default or event of default under the junior subordinated indenture. However, in the event of payment defaults under, or acceleration of, our senior debt, the subordination provisions of the junior subordinated indenture provide that no payments may be made in respect of the corresponding junior subordinated debentures until such senior debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of corresponding junior subordinated debentures would constitute an event of default under the junior subordinated indenture.

We and the trusts believe that the above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on the capital securities. Please see “Description of the Capital Securities Guarantees—General.”

Limited Purpose of Trusts

Each trust’s capital securities evidence a beneficial interest in such trust, and each trust exists for the sole purpose of issuing its capital securities and common securities and investing the proceeds in corresponding junior subordinated debentures. A principal difference between the rights of a holder of a capital security and a holder of a corresponding junior subordinated debenture is that a holder of a corresponding junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on corresponding junior subordinated debentures held, while a holder of capital securities is entitled to receive distributions from such trust (or from us under the applicable guarantee) if and to the extent such trust has funds available for the payment of such distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution, winding up or liquidation of any trust involving the liquidation of the corresponding junior subordinated debentures, after satisfaction of liabilities to creditors of the trust, the holders of the related capital securities will be entitled to receive, out of the assets held by such trust, the liquidation distribution in cash. Please see “Description of the Capital Securities—Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of State Street, the property trustee, as holder of the corresponding junior subordinated debentures, would be a subordinated creditor of State Street, subordinated in right of payment to all senior debt as set forth in the junior subordinated indenture, but entitled to receive payment in full of principal and interest before any of our stockholders receive distributions. Since we are the guarantor under each guarantee and have agreed to pay for all costs, expenses and liabilities of each trust, other than the trusts’ obligations to the holders of its capital securities, the positions of a holder of such capital securities and a holder of such corresponding junior subordinated debentures relative to other creditors and to our stockholders in the event of liquidation or bankruptcy are expected to be substantially the same.

DESCRIPTION OF PREFERRED STOCK

The following summary contains a description of the general terms of the preferred stock that we may issue. Other terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to our Restated Articles of Organization, as amended, and the certificate of designation which will be filed with the SEC in connection with the offering of the series of preferred stock.

General

Our articles of organization permit our board of directors to authorize the issuance of up to 3,500,000 shares of preferred stock, without par value, in one or more series, without shareholder action. The board of directors can determine the rights, preferences and limitations of each series. Therefore, without shareholder approval, our board of directors can authorize the issuance of preferred stock with voting, conversion and other rights that could dilute the voting power and other rights of our common stockholders. None of our preferred stock is currently outstanding.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the designation and stated value per share of the preferred stock and the number of shares offered;

•	the amount of liquidation preference per share;

•	the price at which the preferred stock will be issued;

•
the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions;

•	any conversion provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depositary Shares;” and

•	any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

As described under “Description of Depositary Shares,” we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•
senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•	equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•	junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is subject to policies established by the Federal Reserve Board.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

A series of the preferred stock may be redeemable, in whole or in part, at our option with prior Federal Reserve Board approval. In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Under current regulations, bank holding companies, except in certain narrowly defined circumstances, may not exercise any option to redeem shares of preferred stock included as Tier 1 capital without the prior approval of the Federal Reserve Board. Ordinarily, the Federal Reserve Board would not permit such a redemption unless (1) the shares are redeemed with the proceeds of a sale by the bank holding company of common stock or perpetual preferred stock or (2) the Federal Reserve determines that the bank holding company’s condition and circumstances warrant the reduction of a source of permanent capital.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law or in our articles of organization.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 25% or more of such series, or a holder of 5% or more if it otherwise exercises a “controlling influence” over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of that series and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Exchangeability

The holders of shares of preferred stock of any series may be required at any time or at maturity to exchange those shares for our debt securities. The applicable prospectus supplement will specify the terms of any such exchange.

Transfer Agent and Registrar

Unless otherwise indicated in the applicable prospectus supplement, Equiserve Limited Partnership, an affiliate of State Street, will be the transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Inspection of Books

Any record holder of depositary shares who has been a holder for at least six months or who holds at least five percent of our outstanding shares of capital stock will be entitled to inspect the transfer books relating to the depositary shares and the list of record holders of depositary shares upon certification to the depositary that the holder is acting in good faith and that the inspection is for a proper purpose.

DESCRIPTION OF COMMON STOCK

General

We have 500,000,000 shares of authorized common stock, $1.00 par value per share, of which 324,368,969 shares were outstanding as of October 31, 2002.

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and preferences of preferred stock, and any other class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets. We pay dividends on our common stock only if we have paid or provided for all dividends on our outstanding series of preferred stock, for the then current period and, in the case of any cumulative preferred stock, all prior periods.

Our preferred stock has, or upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as may be fixed by our board of directors.

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. See “Description of Preferred Stock.” Shares of our common stock are not redeemable, and have no subscription, conversion or preemptive rights.

Our common stock is listed on the New York Stock Exchange. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.

Shareholders’ Rights Plan

In 1988, State Street declared a dividend of one preferred share purchase right for each outstanding share of common stock pursuant to a Shareholders’ Rights Agreement. On June 18, 1998, State Street adopted an amendment to the Rights Agreement and has restated the Rights Agreement. Under the Amended and Restated Rights Agreement, a right may be exercised, under certain conditions, to purchase one four-hundredths share of a series of participating preferred stock at an exercise price of $265, subject to adjustment. The rights become exercisable if a party acquires or obtains the right to acquire 10% or more of State Street’s common stock or after commencement or public announcement of an offer for 10% or more of State Street’s common stock. When exercisable, under certain conditions, each right also entitles the holder thereof to purchase shares of common stock, of either State Street or of the acquiror, having a market value of two times the then current exercise price of that right.

The rights expire in September 2008, and may be redeemed at a price of $.0025 per right at any time prior to expiration or the acquisition of 10% of State Street’s common stock. Under certain circumstances, the rights may be redeemed after they become exercisable and may be subject to automatic redemption.

The bylaws of State Street Corporation state that its board of directors shall be classified, with respect to the time for which the directors severally hold office, into three classes as nearly equal in number as possible, and each class shall serve on the board of directors for a term of three years. This classification, in combination with the Rights Agreement, may have the effect of delaying, deferring or preventing a change in control of State Street Corporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiserve Limited Partnership, an affiliate of State Street.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of our common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of one or more stock purchase contracts and beneficial interests in:

•	debt securities,

•	debt obligations of third parties, including U.S. treasury securities, or

•	capital securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries,

securing the holders’ obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner, including without limitation by pledging their interest in another stock purchase contract.

The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•
the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•
whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of the preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•
if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•
the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

GLOBAL SECURITIES

General

The debt securities and the capital securities may be issued in whole or in part in the form of one or more fully-registered global securities that will be deposited with, or on behalf of, a depository which, unless otherwise indicated in the applicable prospectus supplement for such securities, will be DTC. Global capital securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for securities in certificated form, a global security may not be transferred except as a whole in the following manner:

•	by the depository for such global security to a nominee of such depository, or

•	by a nominee of such depository to such depository or another nominee of such depository, or

•	by such depository or any such nominee to a successor of such depository or a nominee of such successor, or

•	in the manner provided below under “—Book-Entry Issuance.”

The specific terms of the depository arrangement with respect to any debt securities or capital securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to all depository arrangements.

Upon the issuance of a global security and the deposit of such global security with or on behalf of the depository, the depository for such global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security, or, in the case of capital securities, the respective aggregate liquidation amounts of the capital securities represented by such global security, to the accounts of persons that have accounts with such depository (each such person, a participant), which may include Euroclear and Clearstream. The accounts to be credited shall be designated by the dealers, underwriters or agents participating in the distribution of such debt securities or capital securities or by us if we have offered and sold such debt securities or capital securities directly. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.

Ownership of a beneficial interest in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository for such global security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a global security.

So long as the depository for a global security, or its nominee, is the holder of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities or capital securities represented by such global security for all purposes under the applicable indenture or trust agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have debt securities or capital securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture or trust agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depository for such global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture or trust agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture or trust agreement, the depository for such global security would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of or premium, if any, and interest, if any, on debt securities or distributions or other payments on capital securities represented by a global security registered in the name of a depository or its nominee will be made to such depository or its nominee, as the case may be, as the registered owner or the holder of the global security representing such debt securities or capital securities. None of State Street, the trustee for such securities, any paying agent for such securities, the property trustee or the securities registrar, as applicable, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depository for any debt securities represented by a global debt security, upon receipt of any payment of principal, premium or interest, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global debt security as shown on the records of such depository. We also expect that the depository for a series of capital securities or its nominee, upon receipt of any payment of liquidation amount, redemption price, premium or distributions in respect of a permanent global capital security representing any of such capital securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of such global capital security for such capital securities as shown on the records of such depositary or its nominee. We further expect that payments by participants to owners of beneficial interests in any such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Unless otherwise specified in the applicable prospectus supplement, no global debt security may be exchanged in whole or in part for debt securities registered, and no transfer of a global debt security in whole or in part may be registered, in the name of any person other than the depository for such global debt security or a nominee thereof unless:

(a)	such depository has notified us that it is unwilling or unable to continue as depository for such global debt security or has ceased to be a clearing agency registered under the Exchange Act;

(b)	there shall have occurred and be continuing an event of default or a default, as the case may be, with respect to such global debt security; or

(c)	there shall exist such circumstances, if any, in addition to or in lieu of the foregoing as have been specified for this purpose as contemplated by the indentures.

Unless otherwise specified in the applicable prospectus supplement, if a depository for a series of capital securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the trust within 90 days, the trust will issue individual capital securities of such series in exchange for the global capital security representing such series of capital securities. In addition, the trust may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such capital securities, determine not to have any capital securities of such series represented by one or more global capital securities and, in such event, will issue individual capital securities of such series in exchange for the global capital security or securities representing such series of capital securities. Further, if the trust so specifies with respect to the capital securities of a series, an owner of a beneficial interest in a global capital security representing capital securities of such series may, on terms acceptable to the trust, the property trustee and the depository for such global capital security, receive individual capital securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such capital securities. In any such instance, an owner of a beneficial interest in a global capital security will be entitled to a physical delivery of individual capital securities of the series represented by such global capital security equal in liquidation amount to such beneficial interest and to have such capital securities registered in its name.

Book-Entry Issuance

We expect DTC to act as securities depository for all of the debt securities. The debt securities will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. DTC will thus be the only registered holder of the debt securities and will be considered the sole owner of the debt securities. One or more fully-registered global certificates will be issued for the debt securities, representing in the aggregate the aggregate principal balance of debt securities.

We also expect DTC to act as securities depository for all of the capital securities, unless otherwise specified in the prospectus supplement. The capital securities will be issued only as fully-registered securities registered in the name of Cede & Co. One or more fully-registered global certificates will be issued for the capital securities of each trust, representing in the aggregate the total number of such trust’s capital securities, and will be deposited with the property trustee as custodian for DTC.

In this prospectus and the accompanying prospectus supplement, for book-entry debt securities, references to actions taken by debt security holders will mean actions taken by DTC upon instructions from its participants, and reference to payments and notices of redemptions to debt security holders will mean payments and notices of redemption to DTC as the registered holder of the debt securities for distribution to the participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities or capital securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities or capital securities on DTC’s records. The ownership interest of each actual purchaser of each debt security or capital security (each a beneficial owner) is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased their securities. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in their securities, except in limited circumstances.

Transfers between participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between participants, on the one hand, and Euroclear participants or Clearstream participants, on the other hand, will be effected by DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transaction will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the debt securities or capital securities in DTC, and making or receiving payment in accordance with normal procedures.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a debt security or capital security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear participant or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, as the case may be) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a debt security or capital security by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC has no knowledge of the actual beneficial owners of the debt securities or capital securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities or capital securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the debt securities or capital securities. If less than all of the debt securities are being redeemed, or less than all of a trust’s capital securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Although voting with respect to the debt securities and capital securities is limited to the holders of record of the debt securities and capital securities, respectively, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the debt securities or capital securities, as applicable. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. Such omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such debt securities or capital securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the debt securities and capital securities will be made by the relevant trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the relevant trustee, the trust thereof (in the case of capital securities) or State Street, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, and disbursements of such payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depository with respect to any of the debt securities at any time by giving reasonable notice to the relevant trustee and to us. Under such circumstances, in the event that a successor securities depository is not obtained, definitive certificates representing such debt securities are required to be printed and delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default, the holders of a majority in aggregate principal amount of debt securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such debt securities will be printed and delivered.

DTC may also discontinue providing its services as securities depository with respect to any of the capital securities at any time by giving reasonable notice to the relevant trustee and to us. In the event that a successor securities depository is not obtained, definitive capital security certificates representing such capital securities are required to be printed or delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default, the holders of a majority in liquidation preference of capital securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such capital securities will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we and the trusts believe to be accurate, but we and the trusts assume no responsibility for the accuracy thereof. Neither we nor the trusts have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

We and the trusts may sell securities:

•	to the public through a group of underwriters managed or co-managed by, one or more underwriters, which may be affiliates;

•	through one or more agents, which may be affiliates; or

•	directly to purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	or at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:

•	the name of the agent or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters;

•	all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the securities will be listed.

Only the agents or underwriters named in the prospectus supplement are agents or underwriters in connection with the securities being offered.

We may agree to enter into an agreement to indemnify the agents and the several underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments the agents or the underwriters may be required to make.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•
the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•
if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain of the underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for, us or one or more of our affiliates in the ordinary course of business.

Certain of the underwriters may use this prospectus and the accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange or the Nasdaq National Market. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

VALIDITY OF SECURITIES

Unless the applicable prospectus supplement indicates otherwise, certain matters of Delaware law relating to the validity of the capital securities, the enforceability of the applicable trust agreement and the creation of each trust will be passed upon for State Street and for the trusts by Richards, Layton & Finger, P.A., special Delaware counsel to State Street and the trusts. Unless the applicable prospectus supplement indicates otherwise, certain legal matters will be passed upon by Ropes & Gray for State Street and the trusts. Truman S. Casner, a partner of Ropes & Gray, is a director of State Street. Mr. Casner owns beneficially a total of 41,117 shares of common stock of State Street. Ropes & Gray performs services for State Street from time to time. Ropes & Gray will rely on Richards, Layton & Finger, P.A. as to all matters of Delaware law.

EXPERTS

The consolidated financial statements of State Street Corporation incorporated by reference in State Street Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2002 and 2001, the three and six-month periods ended June 30, 2002 and 2001 and the three and nine-month periods ended September 30, 2002 and 2001, incorporated by reference in this prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in State Street Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act of 1933.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

$275,000,000

State Street Capital Trust II

Floating Rate Medium Term
Capital Securities
(Liquidation Amount $1,000 per
Capital Security)
Fully and Unconditionally  Guaranteed By

State Street
Corporation

Goldman, Sachs & Co.

Credit Suisse First Boston

Merrill Lynch & Co.

Morgan Stanley

Salomon Smith Barney